Exhibit (d)(5)

STOCKHOLDERS AGREEMENT

DATED AS OF                  , 200

by

and

among

GREEN EQUITY INVESTORS IV, L.P.,

[OSCAR] CO-INVESTMENT LLC,

MARK J. WATTLES,

[NAMES OF OTHER EXECUTIVE STOCKHOLDERS],

and

CARSO HOLDINGS CORPORATION

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is entered into as of                  , 200  , by and among Green Equity Investors IV, L.P., a Delaware limited partnership (“GEI”), [Oscar] Co-Investment LLC, a Delaware limited liability company (“LLC”), Mark J. Wattles (“MW”),              (“        ”),              (“        ”),              (“        ”) and Carso Holdings Corporation, a Delaware corporation (the “Company”). Each of the parties to this Agreement (other than the Company) and any other individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof (a “Person”) who shall become a party to or agree to be bound by the terms of this Agreement after the date hereof is sometimes hereinafter referred to as a “Stockholder.” MW,         ,         ,         , and any other Management Participant (as defined in Section 2.7), together with their respective Permitted Transferees (as defined in Section 2.2), are sometimes hereinafter referred to as the “Executive Stockholders.”

RECITALS

A. Pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of October 13, 2004, by and among the Company, Hollywood Merger Corporation (formerly named Cosar Corporation), an Oregon corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Hollywood Entertainment Corporation, an Oregon corporation (“Hollywood”), Merger Sub will merge (the “Merger”) with and into Hollywood, with Hollywood as the surviving corporation.

B. Concurrently with the execution of this Agreement, and immediately prior to the Merger, the Company, MW and GEI will consummate the transactions contemplated by that certain Amended and Restated Option Exchange, Contribution and Subscription Agreement, dated as of October 13, 2004, as amended (the “MW Contribution Agreement”). The execution and delivery of this Agreement is a condition to the parties’ obligations under the MW Contribution Agreement.

C. [Insert references to other Executive Contribution and Subscription Agreements, as applicable (“            Contribution Agreement” and together with the             Contribution Agreement, the              Contribution Agreement and the MW Contribution Agreement, the “Contribution Agreements”).]

D. Following the consummation of the transactions contemplated by the Merger Agreement, GEI and LLC will own, in the aggregate, (1) 32,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company, (2) 49,640 shares of 10% Junior Redeemable Cumulative Participating Preferred Stock, liquidation preference of $1,000 per share (the “Junior Preferred Stock”), of the Company and (3) 100,360 shares of Senior Redeemable Exchangeable Cumulative Preferred Stock, liquidation preference of $1,000 per share (the “Senior Preferred Stock,” and together with the Junior Preferred Stock, the “Preferred Stock”), of the Company. Shares of Common Stock and Preferred Stock are sometimes collectively referred to as “Capital Stock.”

E. Following the consummation of the transactions contemplated by the Contribution Agreement[s], the Executive Stockholders will own, in the aggregate, 32,000,000 shares of Common Stock.

G. Following the consummation of the transactions contemplated by the MW Contribution Agreement, the Executive Stockholders will own 22,160 shares of Junior Preferred Stock and MW will own options to acquire 30,533.333 shares of Junior Preferred Stock (the “MW Options”).

H. The Company and each of the Stockholders desire, for their mutual benefit and protection, to enter into this Agreement to set forth certain of their respective rights and obligations with respect to the Capital Stock (whether issued or acquired hereafter, including all shares of Capital Stock issuable upon the exercise of warrants, options or other rights to acquire shares of Capital Stock, or upon the conversion or exchange of any security).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

ORGANIZATIONAL MATTERS

Section 1.1 Election of Directors.

(a) So long as MW and his Permitted Transferees own at least 25% of the shares of Common Stock that MW receives in connection with the consummation of the transactions contemplated by the MW Contribution Agreement (excluding any shares of Common Stock MW or his Permitted Transferees Transfer to Management Participants from time to time after the date hereof as provided in Section 2.7, the “MW Shares”), MW shall have the right to designate four individuals as nominees for election as directors of the Company and as directors of each direct or indirect subsidiary of the Company (each, a “Subsidiary”), each of whom shall be reasonably acceptable to GEI so long as it is entitled to nominate at least one GEI Director (it being agreed that MW is reasonably acceptable). So long as MW and his Permitted Transferees own at least 12.5% of the MW Shares, MW shall have the right to designate two individuals as nominees for election as directors of the Company and as directors of each Subsidiary, each of whom shall be reasonably acceptable to GEI so long as it is entitled to nominate at least one GEI Director (it being agreed that MW is reasonably acceptable). For the avoidance of doubt, if MW and his Permitted Transferees do not own, collectively, at least 12.5% of the MW Shares, then MW shall not have the right to designate any nominees for election as directors of the Company or any Subsidiary pursuant to this Agreement ; provided, however, that if MW and his Permitted Transferees do not own at least 12.5% of the MW Shares, but MW is the Chief Executive Officer of Hollywood, then MW shall have the right to designate one individual as a nominee for election as a director of the Company and as director of each Subsidiary, who shall be reasonably acceptable to GEI so long as it is entitled to nominate at least one GEI Director (it being agreed that MW is reasonably acceptable). Each individual nominated by MW for election as a director of the Company pursuant to this Section 1.1(a) is hereinafter called a “Management Director” and, collectively, such individuals are called the “Management Directors.”

(b) So long as the GEI Parties (as defined in Section 2.1(b)) shall collectively own at least 25% of the shares of Common Stock owned by the GEI Parties immediately following the effective time of the Merger, GEI shall have the right to designate four individuals as nominees for election as directors of the Company and as directors of each Subsidiary, each of whom shall be reasonably acceptable to MW (so long as he is entitled to nominate one Management Director). So long as the GEI Parties shall collectively own at least 12.5% of the shares of Common Stock owned by the GEI Parties immediately following the effective time of the Merger but less than 25% of the shares of Common Stock owned by the GEI Parties immediately following the effective time of the Merger, GEI shall have the right to designate two individuals as nominees for election as directors of the Company and as directors of each Subsidiary, each of whom shall be reasonably acceptable to MW (so long as he is entitled to nominate one Management Director). For the avoidance of doubt, if the GEI Parties do not own, collectively, at least 12.5% of the shares of Common Stock owned by the GEI Parties immediately following the effective time of the Merger, then GEI shall not have the right to designate any nominees for election as directors of the Company or any Subsidiary pursuant to this Agreement. Each individual nominated by GEI for election as a director of the Company pursuant to this Section 1.1(b) is hereinafter called a “GEI Director” and, collectively, such individuals are called the “GEI Directors.” For purposes of this Agreement, “Non-Management Directors” means the GEI Directors, the Additional Director (as defined in Section 1.1(c)) and any directors nominated and elected in accordance with the provisions of Section 1.5(c) or Section 1.6(b) of this Agreement.

(c) If an Additional Director Event (as hereinafter defined) has occurred, then GEI shall have the right to designate one additional individual as a nominee for election as a director of the Company (the “Additional Director”) and as a director of each Subsidiary, who shall be reasonably acceptable to MW (so long as he is entitled to nominate at least one Management Director). For purposes of this Agreement, “Additional Director Event” means the occurrence of any of the following (a) the Employment Agreement, dated as of March 28, 2004 (as modified by that certain letter agreement dated as of October 13, 2004, the “Employment Agreement”), between Merger Sub and MW is terminated as a result of (i) Executive’s voluntary termination of employment thereunder without “good reason” (as defined in the Employment Agreement), (ii) Executive’s failure to renew the Employment Agreement (it being understood that a failure by Hollywood (as the surviving corporation in the Merger) to renew the Employment Agreement shall not constitute an Additional Director Event) or (iii) MW having been dismissed with “cause” pursuant to either clause (ii) or clause (iii) of paragraph 10 of the Employment Agreement; (b) the first date after both of the following have occurred (i) the Employment Agreement has been terminated as a result of the death or disability of MW and (ii) MW, his estate and his other Permitted Transferees no longer own at least 25% of the MW Shares; (c) Hollywood’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) is less than $175,000,000 for any 12-month period; or (d) Hollywood or any of its Subsidiaries is not in compliance with the provisions of the Credit Agreement (as hereinafter defined) or the Indenture (as hereinafter defined) and, in either case, such non-compliance constitutes a material breach of such agreement (taking into account any cure period thereunder), if (i) MW remains the chief executive officer of Hollywood or (ii) MW has been dismissed for

“cause” pursuant to clause (i) or clause (iii) of paragraph 10 of the Employment Agreement in 30 days prior to such failure of compliance; provided, that MW has not resigned from his position as CEO of the Company, or failed to renew the Employment Agreement, in order to avoid the application of this clause (d). For purposes of this Agreement, (x) “Credit Agreement” means that certain Credit Agreement, dated as of the date hereof, by and among Merger Sub, Hollywood, certain financial institutions,                     , as syndication agent,                     , as documentation agent, and                      as administrative agent, as such agreement may be amended from time to time; and (y) “Indenture” means that certain Indenture, dated as of the date hereof, by and among Merger Sub, Hollywood and                     , as trustee, as such agreement may be amended from time to time.

(d) The GEI Parties hereby agree to vote their shares of Common Stock in favor of the election of the Management Directors. The Executive Stockholders hereby agree to vote their shares of Common Stock in favor of the election of the GEI Directors and any Additional Director.

(e) If, at any time MW is entitled to nominate at least one director pursuant to Section 1.1(a), he shall notify the Company, the other Executive Stockholders and the GEI Parties and in writing of his desire to have removed from the board of directors of the Company (the “Board of Directors”), with or without cause, any Management Director, (i) the Company shall seek action by written consent within two business days following such request to remove such Management Director from the Board of Directors, and the Executive Stockholders and the GEI Parties shall execute and deliver to the Company any such consent within two business days of receipt thereof or request therefor or (ii) if action by written consent of stockholders is not then permitted by the certificate of incorporation and bylaws of the Company, the Company shall cause a special meeting of stockholders to be held proposing the removal of such Management Director from the Board of Directors as promptly as practicable, and the Executive Stockholders and the GEI Parties shall, at such meeting, vote their shares of Common Stock in favor of such removal.

(f) If, at any time GEI is entitled to nominate a Non-Management Director, GEI shall notify the Company and the Executive Stockholders in writing of its desire to have removed from the Board of Directors, with or without cause, any Non-Management Director, (i) the Company shall seek action by written consent within two business days following such request to remove such Non-Management Director from the Board of Directors, and the Executive Stockholders and the GEI Parties shall execute and deliver to the Company any such consent within two business days of receipt thereof or request therefor or (ii) if action by written consent of stockholders is not then permitted by the certificate of incorporation and bylaws of the Company, the Company shall cause a special meeting of stockholders to be held proposing the removal of such Non-Management Director from the Board of Directors as promptly as practicable, and the Executive Stockholders and the GEI Parties shall, at such meeting, vote their shares of Common Stock in favor of such removal.

(g) In the event that, prior to any annual meeting of stockholders to elect directors of the Company, the number of Management Directors then serving on the Board of Directors exceeds the number of individuals that MW would be entitled to nominate for election as Management Directors in accordance with Section 1.1(a), then, at the request of any GEI Party, MW shall use his best efforts to obtain resignations from the Board of Directors (and the boards of directors of each Subsidiary) from a number of Management Directors such that the number of Management Directors on the Board of Directors after giving effect to such resignations is not greater than the number of Management Directors MW is entitled to nominate at that time. In the event that, prior to any annual meeting of stockholders to elect directors of the Company, the number of Non-Management Directors then serving on the Board of Directors exceeds the number of individuals that GEI would be entitled to nominate for election as Non-Management Directors in accordance with Section 1.1(b), Section 1.1(c), Section 1.5(c) and Section 1.6(b), then, at the request of MW, GEI shall use its best efforts to obtain resignations from the Board of Directors (and the boards of directors of each Subsidiary) from a number of Non-Management Directors such that the number of Non-Management Directors on the Board of Directors after giving effect to such resignations is not greater than the number of Non-Management Directors GEI is entitled to nominate at that time. In the event that any party is unable to obtain the resignations called for by this Section 1.1(g) then, (i) within 5 business days following such request, such party shall identify to the Company the name(s) of the director(s) to be removed and (ii)(A) the Company shall seek action by written consent within two business days following the identification of the director(s) to be removed and the Executive Stockholders and the GEI Parties shall execute and deliver to the Company any such consent within two business days of receipt thereof or request therefor or (B) if action by written consent of stockholders is not then permitted by the certificate of incorporation and bylaws of the Company, the Company shall cause a special meeting of stockholders to be held proposing the removal of such director(s) from the Board of Directors as promptly as practicable, and the Executive Stockholders and the GEI Parties shall, at such meeting, vote their shares of Common Stock in favor of such removal. If a party fails to name one or more individuals to be removed as directors in accordance with clause (i) of the preceding sentence, then the individuals to be removed from the board shall be selected by lot from the names of all Management Directors or Non-Management Directors, as applicable.

Section 1.2 Initial Board of Directors. Immediately following the effective time of the Merger, the Board of Directors shall consist of the following members:

Name of Director	Type of Nominee
Management Director
GEI Director
GEI Director
[GEI Director]
[GEI Director]

Each of such persons shall hold his or her office until his or her death, resignation or removal or until his or her successor shall have been duly elected and qualified. Each of the parties by signing this Agreement hereby consents to the election of the nominees to such initial Board of Directors as listed above, effective as of immediately following the effective time of the Merger. Except as otherwise agreed by a majority of the Management Directors and a majority of the Non-Management Directors, the boards of directors of Hollywood and each other Subsidiary from the date hereof shall consist of the same individuals as the Board of Directors of the Company referred to above; provided, that, at the election of MW, the Management Directors on the board of directors of any such Subsidiary may be such other individuals as MW may select in his reasonable discretion, who shall be reasonably acceptable to GEI (so long as it is entitled to nominate at least one GEI Director). For the avoidance of doubt, for purposes of Section 1.1 of this Agreement, (x) each of the individuals named above shall be deemed acceptable to MW and GEI; provided, that (i) at least one Management Director shall be an employee of the Company or a Subsidiary and (ii) no more than two Management Directors shall not be employees of the Company or a Subsidiary and (y) any individual who is an employee, director, member or partner of GEI or any of its Affiliates (other than a limited partner of GEI or any of its Affiliates) shall be deemed acceptable to MW.

Section 1.3 Vacancies; Action by Stockholders. If a vacancy is created on the Board of Directors by reason of the death, disability, removal (other than as a result of Section 1.1(g)) or resignation (other than as a result of Section 1.1(g)) of any director, the party, if any, which under Section 1.1 is entitled to nominate the director whose death, disability, removal or resignation resulted in such vacancy shall be entitled to designate a new nominee to serve as director and (a) the Company shall seek action by written consent as promptly as practicable following such the identification of such nominee to the election of such nominee as a member of the Board of Directors and the Executive Stockholders and the GEI Parties shall join in executing any such consent as promptly as practicable following such request or (b) if action by written consent of stockholders is not then permitted by the certificate of incorporation and bylaws of the Company, cause a special meeting of stockholders to be held proposing the election of such nominee to the Board of Directors and the Executive Stockholders and the GEI Parties shall, at such meeting, vote their shares of Common Stock in favor of such election.

Section 1.4 Conduct of Business. Notwithstanding the fact that no vote of the Board of Directors may be required by applicable law or the Certificate of Incorporation or By-Laws of the Company, or that a lesser percentage vote may be specified by law, by the Certificate of Incorporation or By-Laws of the Company, by any agreement with any national securities exchange or otherwise, except as otherwise provided or contemplated in this Agreement, the Company shall not and shall not permit any Subsidiary, directly or indirectly, to take or consummate any of the actions referred to in clauses (a) through (w) of this Section 1.4 without the affirmative approval of a majority of the members of the Board of Directors then in office; provided, that (i) such majority must include at least one Non-Management Director and (ii) unless an Additional Director Event shall have occurred, such majority must include at least one Management Director.

(a) the making, alteration, amendment or repeal of the Certificate of Incorporation, Articles of Incorporation, By-Laws or other constituent documents of the Company or any Subsidiary;

(b) except as otherwise permitted by Section 1.5 or Section 1.6, the merger, consolidation or other business combination of the Company or any Subsidiary with or into any other Person or a statutory share exchange between the Company or any Subsidiary and any other Person;

(c) (i) the acquisition by the Company or any Subsidiary in any one transaction or series of related transactions, by purchase of securities or assets or otherwise, of any Person, business or other enterprise, or any assets, for an amount in excess of $5,000,000,

(ii) the making of any investment (exclusive of amounts on deposit with banks or lending institutions and short term U.S. government obligations) in any Person (or group of related Persons) in excess of $5,000,000 in any one transaction or series of related transactions (whether by way of exchange, purchase, capital contribution or otherwise), (iii) authorizing, or making, any loan, advance or guarantee in excess of $100,000 to or for the benefit of any Person, or (iv) the acquisition by the Company or any Subsidiary of an option to make any such acquisition or investment (other than acquisitions of inventory in the ordinary course of business);

(d) the divestiture in any one transaction or series of related transactions of any division or other business enterprise, or any assets, of the Company or any Subsidiary for an amount in excess of $5,000,000 (other than the sale of inventory in the ordinary course of business);

(e) the creation of any joint venture;

(f) the declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) or capital return in respect of the Common Stock or Junior Preferred Stock or any redemption, purchase or other acquisition by the Company or any Subsidiary of any shares of Common Stock or Junior Preferred Stock (other than repurchases of Common Stock from employees of the Company or any Subsidiary pursuant to the terms of this Agreement or any other agreement entered into by the Company or any Subsidiary after the date hereof provided that such other agreement has been approved by a majority of the members of the Board of Directors);

(g) the issuance, delivery, sale, grant, pledge, encumbrance or transfer, whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise, of Equity Interests (as defined in the Merger Agreement) or any securities convertible into or exercisable for Equity Interests, other than the issuance of Common Stock pursuant to options approved in accordance with Section 1.4(h) and the issuance of Junior Preferred Stock pursuant to the MW Options;

(h) the issuance or grant of any stock option or other stock related rights or equity-based rewards pursuant to the Company Stock Option Plan (as defined below);

(i) the grant, enactment, implementation or authorization of any compensation plan or arrangement, including any incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) for the president, chairman of the board, chief executive officer, chief operating officer or chief financial officer of the Company or any Subsidiary (collectively, “Senior Management”);

(j) (i) the election, appointment, removal or other termination of any member of Senior Management, other than MW, (ii) the termination of employment other than for Cause of MW (but excluding termination of employment by reason of death or disability), or (iii) the entry into, amendment or termination of, or waiver of any material provisions under, any employment, severance, consulting or other agreement with any member of Senior Management (other than the Employment Agreement);

(k) except as otherwise permitted by Section 1.5 or Section 1.6, (i) the incurrence, creation, assumption, guarantee or otherwise becoming liable with respect to any indebtedness for borrowed money (including, without limitation, capitalized lease obligations), in an aggregate amount for the Company and its Subsidiaries in excess of $10,000,000, except (A) to fund operations of their business in the ordinary course consistent with past practice under the Credit Agreement or any other line of credit or borrowing arrangement previously approved pursuant to this Section 1.4(k) or (B) the borrowing of money or creation of payables in the ordinary course of business and consistent with past practice for goods or services received by or for the benefit of the Company or any Subsidiary for periods not in excess of ninety (90) days, (ii) the issuance or sale of any debt securities of the Company or any Subsidiary, (iii) the assumption, guarantee or endorsement, or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for, the obligations of any Person (other than obligations of Subsidiaries and the endorsements of negotiable instruments for collection in each such case in the ordinary course of business consistent with past practice), (iv) refinancing, refunding, substituting or renewing existing indebtedness, or (v) entering into or materially amending any contract, agreement, commitment or arrangement to effect any of the transactions prohibited by this clause (k);

(l) the creation, incurrence, assumption of, or the suffering to exist of, any Lien (as defined in the Merger Agreement) in excess of $5,000,000 (excluding Liens related to indebtedness incurred in accordance with Section 1.4(k)) upon the assets of the Company or any Subsidiary (other than pursuant to the Credit Agreement and the Indenture);

(m) (i) the approval of the consolidated annual operating and capital budgets of Hollywood and the Company, (ii) the making of any capital expenditures not otherwise provided for in the approved capital budget in excess of $5,000,000 in the aggregate or (iii) if bonus awards for employees or officers of the Company or any Subsidiary are based upon or related to such budget, the amendment of the operating budget of Hollywood or the Company to the extent such amendment would affect such bonus awards;

(n) engaging in any business which was not being conducted by the Company or any Subsidiary as of the date of this Agreement, other than related extensions of the businesses conducted by the Company and the Subsidiaries on the date of this Agreement, or ceasing to be engaged in any material line of business engaged in by the Company or any Subsidiary as of the date of this Agreement;

(o) making of any material change in the nature of the business of the Company and the Subsidiaries, including any change in their agreements or arrangements with studios, distributors and film libraries other than in the ordinary course of business;

(p) entering into, or amending, any agreement, contract or arrangement with GEI, any Executive Stockholder or any of their respective Affiliates (as defined in Section 2.6(a)) having a total value over the term of such contract, agreement or arrangement (without any present value discount) greater than $100,000 (other than the determination of Major Transaction Services Fees (or MTS Fees) pursuant to any Management Services Agreement between the Company and/or any Subsidiary and GEI);

(q) engaging, retaining, paying or agreeing to pay the fees or expenses of any third party consultant or advisor other than in the ordinary course of business;

(r) instituting, voluntarily dismissing, terminating or settling any litigation or arbitration against the Company, any Subsidiary or any other Person involving claims or damages to the Company or any Subsidiary in excess of $1,000,000;

(s) filing any petition by or on behalf of the Company or any Subsidiary seeking relief, or consenting to the institution of any proceeding against the Company or any Subsidiary seeking to adjudicate it as bankrupt or insolvent, under any law relating to bankruptcy, insolvency or reorganization or relief of debtors;

(t) except as permitted by Section 1.5 or Section 1.6, liquidating, dissolving, reorganizing or recapitalizing the Company or any Subsidiary;

(u) selecting, or changing, of the auditors of the Company or any Subsidiary;

(v) except as otherwise contemplated in Sections 1.5 and 1.6, entering into any contract or other agreement or arrangement (or series of related contracts, agreements or arrangements) involving anticipated receipts or expenditures or otherwise having a total value over the term of such contract, agreement or arrangement (without any present value discount) greater than $5,000,000, except for those contracts or other agreements or arrangements entered into by the Company or any Subsidiary in the ordinary course of business;

(w) except as otherwise contemplated by this Section 1.4 and Section 1.5 and Section 1.6, the entering into of any contract, agreement, arrangement or commitment to do, the authorization, approval, ratification or confirmation of, or the delegation of the power to act on behalf of the Company or any Subsidiary or the Board of Directors in respect of, any of the foregoing.

For purposes of this Agreement, “Company Stock Option Plan” means a stock option plan to be adopted by the Company at or around the effective time of the Merger relating to the issuance of options to employees of the Company or a Subsidiary.

Section 1.5 Right to Require Sale.

(a) Notwithstanding any other provision of this Agreement (including Section 1.4) to the contrary, at any time after the third anniversary of the Merger, if GEI receives a bona fide arms’ length offer in writing from a third Person or third Persons who are not Affiliates of any GEI Party (subject to Section 1.5(b), a “Third Party”) (x) to purchase 100% of the outstanding capital stock of the Company by means of a stock purchase agreement or similar agreement or through a merger, share exchange or other business combination of the Company with such Third Party or (y) to purchase or otherwise acquire all or substantially all the assets of the Company (any of the transactions described in clauses (x) and (y), an “Acquisition Proposal”), and GEI desires to accept, or cause the Company to accept, such Acquisition Proposal, then, so long as the GEI Parties continue to own at least 75% of the shares of Common Stock owned by the GEI Parties immediately following the effective time of the Merger:

(i) the affirmative approval or consent of a majority of the Non-Management Directors then in office shall be sufficient to authorize or approve, and shall be the only action by the Board of Directors (if any) required to approve, such Acquisition Proposal or the entry into any agreement, contract or arrangement relating thereto; and

(ii) if such approval or consent of a majority of the Non-Management Directors has been obtained or granted, upon the demand of GEI, each Stockholder shall be required, and each Stockholder hereby agrees, as the case may be (A) to sell to such Third Party all of the shares of capital stock of the Company owned by such Stockholder at the same price and on the same purchase terms and conditions as the GEI Parties have agreed to with such Third Party and (B) to vote all of the Capital Stock beneficially owned by such Stockholder in favor of such Acquisition Proposal and take all other necessary or desirable actions within their control (including, without limitation, by attending meetings in person or by proxy for the purpose of obtaining a quorum, executing written consents in lieu of meetings and refraining from exercising appraisal rights with respect to any such Acquisition Proposal), to cause the approval of such Acquisition Proposal.

(b) For purposes of this Agreement, (i) “Third Party” shall not include (A) any Person who owns, directly or indirectly, 10% or more of the Equity Interests (as defined below) of any GEI Party or (B) any Person in which any GEI Party owns 10% or more of the Equity Interests and (ii) “Equity Interest” means with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock or other equity interests (including, without limitation, partnership or membership interests in a partnership or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person) whether outstanding on the date hereof or issued after the date hereof.

(c) Following the third anniversary of the Merger, the Executive Stockholders shall use their best efforts to cause the Management Directors to vote in favor of approval of any Acquisition Proposal approved by a majority of the Non-Management Directors then in office and, in the event that the approval or consent described in Section 1.5(a)(i) above has been obtained but is not sufficient to approve an Acquisition Proposal under applicable law, the Certificate of Incorporation or By-Laws of the Company, any agreement with any national securities exchange or otherwise and the Management Directors do not vote in favor of the approval of such Acquisition Proposal, then (i) GEI shall have the right to designate an additional number of nominees for election as directors of the Company such that, when combined with the number of Non-Management Directors who voted in favor of the Acquisition Proposal then in office, the total number of members of the Board of Directors nominated by GEI constitutes a majority of the entire Board of Directors and (ii)(A) the Company shall seek action by written consent within two business days following the identification of such nominees to the election of such nominees as members of the Board of Directors, and the Executive Stockholders and the GEI Parties shall execute and deliver to the Company any such consent within two business days of receipt thereof or request therefor or (B) if action by written consent of stockholders is not then permitted by the certificate of incorporation and bylaws of the Company, the Company shall cause a special meeting of stockholders to be held proposing the election of such directors as promptly as practicable, and the Executive Stockholders and the GEI Parties shall, at such meeting, vote their shares of Common Stock in favor of such election.

(d) Prior to consummating any Acquisition Proposal, GEI shall provide each other Stockholder with written notice (the “Drag-Along Notice”) not more than sixty (60) nor less than twenty (20) days prior to the proposed closing date (the “Drag-Along Sale Date”) therefor. The Drag-Along Notice shall be accompanied by a copy of any written agreement relating to the Acquisition Proposal and shall set forth, if applicable: (i) the proposed amount and form of consideration to be paid per share of Capital Stock, and the terms and conditions of payment offered by the Third Party; (ii) the Drag-Along Sale Date; and (iii) confirmation that the Third Party has agreed to purchase the Stockholder’s Capital Stock in accordance with the terms hereof.

(e) On the Drag-Along Sale Date, each Stockholder, (a) authorizes the Company (or the Company’s transfer agent, if any) to record in the Company’s books and records the transfer of all of such Stockholder’s Capital Stock which is not represented by one or more certificates, from the Stockholder to the purchaser in the transaction contemplated by the Acquisition Proposal (the “Drag-Along Sale”) and (b) shall deliver all certificates, if any, which represent Capital Stock owned by such Stockholder, duly endorsed for transfer with signatures guaranteed, to the purchaser in the Drag-Along Sale, in the manner and at the address indicated in the Drag-Along Notice, in each case against delivery of the purchase price or other consideration for such shares. In addition, each Stockholder shall take all reasonable action as GEI or the purchaser in the Drag-Along Sale shall reasonably request as necessary to vest in the purchaser in the Drag-Along Sale all Capital Stock owned by such Stockholder, whether in certificated or uncertificated form, free and clear of all liens, charges and encumbrances of any kind.

(f) The provisions of this Section 1.5 shall apply only to the extent the consideration to be received by holders of Capital Stock consists solely of cash and/or Marketable Securities (as defined in Section 3.6).

(g) The Stockholders shall cooperate in good faith with the GEI Parties in connection with the consummation of the Drag-Along Sale, including, without limitation, by executing a document containing customary representations, warranties, indemnities and agreements as requested by any Third Party in connection with the Drag-Along Sale. Notwithstanding the foregoing, the liability of any Stockholder participating in any Drag-Along Sale under any indemnity, holdback or similar arrangement shall be similar to that of the GEI Parties; provided, that the liability of any Stockholder under any such indemnity, holdback or similar provision shall be several and not joint and shall be limited to a percentage of the gross proceeds received by such Stockholder in connection with the Drag-Along Sale as is reasonably customary for transactions such as the Drag-Along Sale.

Section 1.6 Financing Transactions; Amendments to Employment Agreement.

(a) Notwithstanding any other provision of this Agreement (including Section 1.4) to the contrary, so long as the GEI Parties own, in the aggregate, at least 50% of the shares of Common Stock owned by them immediately following the effective time of the Merger, the Company or any Subsidiary may take, or authorize, any of the following actions with, but only with, the approval or consent of a majority of the Non-Management Directors:

(i) at any time when MW and his Permitted Transferees no longer own at least 25% of the MW Shares (A) issuing or selling debt securities or incurring indebtedness or (B) issuing or selling shares of Capital Stock or other Equity Interests (other than a Qualified IPO (as defined below)) in the case of (A) or (B) to the extent the net proceeds thereof are used to redeem the Junior Preferred Stock (on a pro rata basis) or to repay or refinance existing indebtedness of the Company or any Subsidiary;

(ii) redeeming, exchanging or converting the Senior Preferred Stock for cash or securities (other than Common Stock or other Equity Interests), including by issuing or selling debt securities or incurring indebtedness to the extent the net proceeds thereof are used to redeem, exchange or convert the Senior Preferred Stock; provided, that the terms of such debt securities or indebtedness do not impose materially more restrictive covenants than the covenants in then existing credit facilities or debt securities of the Company and its Subsidiaries (or, if none then existing, the most recent credit facility or debt security) and are not materially less favorable, taken as a whole, than the terms of the Company’s and its Subsidiaries’ then existing material indebtedness;

(iii) (A) effecting an initial public offering of Capital Stock; provided, that such offering results in net proceeds to the Company of at least $50,000,000 (a “Qualified IPO”) or (B) effecting a registration for a Registration Party of its Junior Preferred Stock or Senior Preferred Stock (any of the transactions described in clauses (i), (ii) or (iii) of this Section 1.6(a), a “Financing Transaction”); and

(iv) the renewal, entry into, amendment or termination of, or waiver of any material provisions under, the Employment Agreement.

(b) The Executive Stockholders shall use their best efforts to cause the Management Directors to vote in favor of approval of any Financing Transaction or other transaction described in Section 1.6(a) approved by a majority of the Non-Management Directors then in office and, in the event that the approval or consent of a majority of the Non-Management Directors is not sufficient to approve a Financing Transaction or such other transaction under applicable law, the Certificate of Incorporation or By-Laws of the Company, any agreement with any national securities exchange or otherwise and the Non-Management Directors do not vote in favor of the approval of such Financing Transaction or such other transaction, then (i) GEI shall have the right to designate an additional number of nominees for election as directors of the Company such that, when combined with the number of Non-Management Directors then in office, the total number of members of the Board of Directors nominated by GEI constitutes a majority of the entire Board of Directors and (ii)(A) the Company shall seek action by written consent within two business days following the identification of such nominees to the election of such nominees as members of the Board of Directors, and the Executive Stockholders and the GEI Parties shall execute and deliver to the

Company any such consent within two business days of receipt thereof or request therefor or (B) if action by written consent of stockholders is not then permitted by the certificate of incorporation and bylaws of the Company, the Company shall cause a special meeting of stockholders to be held proposing the election of such directors as promptly as practicable, and the Executive Stockholders and the GEI Parties shall, at such meeting, vote their shares of Common Stock in favor of such election.

Section 1.7 Junior Preferred Stock. If, at any time following the exercise of all or part of the MW Options, MW and his Permitted Transferees own a number of shares of Junior Preferred Stock constituting a majority of the outstanding shares of Junior Preferred Stock, then, so long as the GEI Parties own 50% of the shares of Junior Preferred Stock owned by GEI Parties immediately following the effective time of the Merger, the Company shall not take any action requiring the approval, vote or consent of the holders of Junior Preferred Stock (including any amendment to the Certificate of Incorporation of the Company requiring any such approval, vote or consent) unless such action is approved by the holders of at least 66.6% of the outstanding Junior Preferred Stock.

Section 1.8 Expiration. The provisions of Sections 1.1 through 1.6 of this Article I shall expire upon the occurrence of a Public Offering Event (as defined in Section 5.1).

ARTICLE II.

RESTRICTIONS ON TRANSFER; MANAGEMENT DISTRIBUTIONS

Section 2.1 General Restrictions on Transfer.

(a) Each Stockholder agrees that, until the occurrence of a Public Offering Event, it will not, directly or indirectly, sell, hypothecate, give, convey, bequeath, transfer, assign, pledge or in any other way whatsoever encumber or dispose of (any such event, a “Transfer”) any shares of Capital Stock now owned or hereafter acquired by such Person (or any interest therein) to any other Person, except as expressly permitted by this Agreement.

(b) Any GEI Party may Transfer Capital Stock prior to a Public Offering Event provided that (a) such GEI Party complies with the other terms and conditions of this Agreement (including Article III), (b) such Transfer is for consideration consisting solely of cash and/or Marketable Securities and (c) in the event of any Transfer by any GEI Party to another Person controlled directly or indirectly by Leonard Green & Partners, L.P. or any of its Affiliates, the transferee executes and delivers to the Company and each Stockholder an agreement agreeing to be bound by the terms of this Agreement to the same extent applicable to such GEI Party (GEI, LLC and any such transferee controlled directly or indirectly by Leonard Green & Partners, L.P. or any of its Affiliates, the “GEI Parties”).

(c) Subject to Section 2.7, MW may Transfer Capital Stock prior to a Public Offering Event provided that (a) he complies with the other terms and conditions of this Agreement (including Article III) and (b) such Transfer is for consideration consisting solely of cash and/or Marketable Securities.

(d) An Executive Stockholder (other than MW) may Transfer Common Stock prior to a Public Offering Event only if (i) such Transfer has been approved by MW, (ii) such Executive Stockholder complies with the other terms and conditions of this Agreement (including Article III) and (iii) such Transfer is for consideration consisting solely of cash and/or Marketable Securities.

Section 2.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement (but subject to Section 2.3 hereof), MW,         ,         ,         , a Management Participant or a GEI Party (each, an “Original Holder”) may, without complying with the obligations of Sections 3.1-3.3 hereof or Article IV hereof, Transfer Capital Stock to any Permitted Transferee (as hereinafter defined) of such Stockholder; provided, however, that such Transfer shall be subject to the Permitted Transferee’s delivery to the Company and the Stockholders of a duly executed agreement to be bound by the terms of this Agreement to the same extent applicable to the original owner and to Transfer the Transferred Capital Stock back to the original owner if the Permitted Transferee ceases to be a Permitted Transferee of such Stockholder. “Permitted Transferee” means (a) in the case of an Original Holder other than a GEI Party, (i) any successor by death or divorce, (ii) any corporation or other entity at least fifty-one percent (51%) of the equity securities of which are owned, beneficially and of record by such Original Holder and over which such Original Holder has the sole right to elect or appoint at least a majority of the members of the board of directors or Persons performing similar functions or (iii) any trust, partnership, limited liability company or other entity established for the benefit of such Original Holder and/or members of such Original Holder’s immediate family, provided that such Original Holder or his or her current spouse are the sole trustees of (or are the only individuals having similar controlling positions with respect to) such trust or other entity and (b) in the case of a GEI Party, an Affiliate of such Stockholder. Any notice or/other document required to be delivered to a Permitted Transferee pursuant to this Agreement shall be deemed delivered for all purposes if delivered to the Original Holder who Transferred Capital Stock to such Permitted Transferee. Each Permitted Transferee shall be deemed a Stockholder for all purposes of this Agreement.

Section 2.3 Compliance with Securities Laws. No Stockholder shall Transfer any Capital Stock, and the Company shall not transfer on its books any shares of Capital Stock, unless:

(a) (i) such Transfer is pursuant to an effective registration statement under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), and is in compliance with any applicable state securities or blue sky laws or (ii) such Stockholder shall have furnished the Company with an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company, to the effect that no such registration is required because of the availability of an exemption from registration under the Securities Act and any applicable state securities or blue sky laws and such Transfer shall not require the Company to register (or result in the Company being required to register) any securities (or any Transfer thereof) pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “Commission”) thereunder (the “Exchange Act”); and

(b) the certificates, if any, representing such Capital Stock issued to the transferee shall bear the following legend (or one to substantially similar effect):

“The shares represented by this certificate have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The shares have been acquired for investment and may not be sold, pledged or hypothecated in the United States in the absence of an effective registration statement for the shares under the Securities Act or an exemption thereunder. The shares represented by this certificate are subject to restrictions contained in a Stockholders Agreement, dated as of                  , 200  . The Stockholders Agreement contains, among other things, certain provisions relating to the transfer of the shares represented by this certificate. No transfer, sale, assignment, pledge, hypothecation or other disposition of the shares represented by this certificate, directly or indirectly, may be made except in accordance with the provisions of such Stockholders Agreement. The holder of this certificate, by acceptance of this certificate, agrees to be bound by all of the provisions of such Stockholders Agreement applicable to the shares represented by this certificate.”

provided, however, that the conditions set forth in Section 2.3(b) shall not apply to any sale of Capital Stock pursuant to (x) an effective registration statement under the Securities Act, or, (y) Rule 144 promulgated under the Securities Act (“Rule 144”); provided, that such sale pursuant to Rule 144 is (i) not made to an Affiliate of the Company and (ii) not made prior to a Public Offering Event.

Section 2.4 Improper Transfer. Any attempt to Transfer or otherwise encumber any Capital Stock in violation of this Agreement shall be null and void and neither the Company nor any registrar or transfer agent of such Capital Stock shall give any effect to such attempted Transfer or encumbrance in its stock records.

Section 2.5 Involuntary Transfer. In the case of any Transfer of title or beneficial ownership of Capital Stock upon default, foreclosure, forfeit, court order or otherwise than by a voluntary decision on the part of a Stockholder (an “Involuntary Transfer”), such Stockholder, as the case may be (or such Stockholder’s legal representatives, as the case may be) shall promptly (but in no event later than two (2) business days after such Involuntary Transfer) furnish written notice to the Company and the other Stockholders, indicating that the Involuntary Transfer has occurred, specifying the name of the Person to whom such Capital Stock has been Transferred, giving a detailed description of the circumstances giving rise to, and stating the legal basis for, the Involuntary Transfer. Nothing in this Section 2.5 shall be deemed to vest any Person who becomes a holder of Capital Stock pursuant to an Involuntary Transfer with any rights under this Agreement.

Section 2.6 Certain Definitions. For purposes of this Agreement:

(a) An “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with the first Person.

(b) The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether though the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, an individual human being cannot be “controlled by” another Person, no Executive Stockholder shall be deemed an Affiliate of any GEI Party.

Section 2.7 Additional Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement (but subject to Section 2.3 hereof), in furtherance of Section 5(b) of the MW Contribution Agreement, without complying with the terms of Sections 3.1-3.3 hereof or Article IV hereof (a) any Executive Stockholder (other than MW) may Transfer Common Stock or Junior Preferred Stock to MW (or his Permitted Transferees) and (b) MW (or his Permitted Transferees) may Transfer Common Stock or Junior Preferred Stock to any Original Holder (other than a GEI Party) or any Management Participant; provided, that if the Executive Stockholder to whom Common Stock or Junior Preferred Stock is being Transferred is not already a party to this Agreement, such Transfer shall be subject to the delivery by the Executive Stockholder to the Company and the Stockholders of a duly executed agreement to be bound by the terms of this Agreement as an “Executive Stockholder.” For purposes of this Agreement, “Management Participant” means an individual who is, as of the date hereof, an officer or employee of the Company or a Subsidiary and who continues to be an officer or employee of the Company or a Subsidiary as of the date of the Transfer (other than, in the case of a Transfer of Common Stock or Junior Preferred Stock back to MW or the Company). The terms of any Transfer described in this Section 2.7 shall be set out in a separate agreement (a “Separate Agreement”) between the Executive Stockholder and MW, which may contain such voting provisions, rights of first refusal, rights of first offer, call rights and other provisions governing Transfers of Common Stock and Junior Preferred Stock between MW and the other Executive Stockholder as they mutually agree; provided, that the terms of any such Separate Agreement shall be reasonably satisfactory to GEI. MW shall provide the Company and GEI with a copy of any such Separate Agreement. The Transfer provisions of the Separate Agreement shall take precedence over the provisions of Article III and Article IV hereof; provided, that (x) no such provisions shall provide for any Common Stock or Junior Preferred Stock to be Transferred to any person other than an Executive Stockholder who is or becomes party to this Agreement and (y) if an Executive Stockholder does not exercise its rights pursuant to such Separate Agreement, then the provisions of this Agreement shall apply to any proposed Transfer by any Executive Stockholder. In the event that a Separate Agreement does not contain provisions relating to voting, rights of first refusal, rights of first offer, call rights and other provisions governing Transfer of Common Stock and Junior Preferred Stock between MW and the relevant Executive Stockholder, the parties to such Separate Agreement may request that the Company and the other Stockholders amend this Agreement to include such provisions, and the Company, the Executive Stockholders and the GEI Parties shall use commercially reasonable efforts to effect such amendments hereto; provided, that such amendments are reasonably satisfactory to GEI and are not inconsistent with the provisions of this Section 2.7.

ARTICLE III.

Transfer Procedure; Right of first refusal; Call right

Section 3.1 Right of First Refusal.

(a) If MW and/or his Permitted Transferees shall have received, and desires to accept, a bona fide arms’ length written offer (a “Bona Fide Offer”) from one or more Outside Parties (as hereinafter defined) for the purchase of Common Stock or Junior Preferred Stock (or MW and/or his Permitted Transferees shall have made a Bona Fide Offer for the sale of Common Stock or Junior Preferred Stock and one or more Outside Parties desire to accept such Bona Fide Offer) for consideration consisting of cash or Marketable Securities, then such Stockholders shall give a notice in writing (the “Transfer Notice”) to the Company and the other Stockholders setting forth such desire, which notice shall include the name and address of the Outside Party or Outside Parties making such Bona Fide Offer and the price and other material terms and conditions thereof and shall be accompanied by a copy of the Bona Fide Offer. Upon receipt of such Transfer Notice, GEI shall have an option to purchase, in the aggregate, all (but not part) of the Capital Stock described in the Transfer Notice at the per share cash price specified in the Transfer Notice or, if the Transfer Notice describes a Transfer of Capital Stock for Marketable Securities, for a cash price to be determined in accordance with Section 3.6. If GEI desires to exercise the option set forth in the preceding sentence, it shall deliver a notice (an “Election Notice”) to MW, the other Stockholders and the Company within twenty (20) days of receipt of the Transfer Notice (the “Election Period”). In the event GEI does not deliver an Election Notice before the end of the Election Period, then the Company shall have the option to deliver an Election Notice to MW and the other Stockholders within ten (10) days after the expiration of the Election Period. For the avoidance of doubt, GEI may assign the right to exercise all or part of the option to purchase Capital Stock described in a particular Transfer Notice to one or more of its Affiliates, in which case (a) the Election Notice shall specify the Persons exercising such option and the number of shares of Capital Stock to be acquired by each such assignee (provided that, in any event, all shares of Capital Stock specified in the relevant Transfer Notice shall be purchased) and (b) references to GEI in this Article III shall be deemed to refer to such assignees (or GEI and such assignees, as applicable) as appropriate to reflect such assignment. With respect to any Stockholder, an “Outside Party” means a third Person who is not an Affiliate of such Stockholder.

(b) Subject to Section 3.1(d), if any GEI Party shall have received, and desires to accept, a Bona Fide Offer from one or more Outside Parties for the purchase of Common Stock or Junior Preferred Stock (or any GEI Party shall have made a Bona Fide Offer for the sale of Common Stock or Junior Preferred Stock and one or more Outside Parties desire to accept such Bona Fide Offer) for consideration consisting of cash or Marketable Securities, then such Stockholders shall give a Transfer Notice to the Company and the other Stockholders setting forth such desire, which notice shall include the name and address of the Outside Party or Outside Parties making such Bona Fide Offer and the price and other material terms and conditions thereof and shall be accompanied by a copy of the Bona Fide Offer. Upon receipt of such Transfer Notice, MW shall have an option to purchase, in the aggregate, all (but not part) of the Common Stock and Junior Preferred Stock described in the Transfer Notice in each case at the per share cash price specified in the Transfer Notice or, if the Transfer Notice describes a Transfer of Capital Stock for Marketable Securities, for a cash price to be determined in accordance with Section 3.6. If MW desires to exercise the option set forth in the preceding sentence, it shall deliver an Election Notice to GEI, the other Stockholders and the Company within the Election Period. In the event MW does not deliver an Election Notice before the end of the Election Period, then the Company shall have the option to deliver an Election Notice to GEI and the other Stockholders within ten (10) days after the expiration of the Election Period. For the avoidance of doubt, MW may assign the right to exercise all or part of the option to purchase Common Stock and/or Junior Preferred Stock described in a particular Transfer Notice to one or more Permitted Transferees of MW or an Executive Stockholder who continues to be employed by the Company or a Subsidiary, in which case (a) the Election Notices shall specify the Persons exercising such option and the number of shares of Common Stock and/or Junior Preferred Stock to be acquired by each such assignee (provided that, in any event, all shares of Capital Stock specified in the relevant Transfer Notice shall be purchased) and (b) references to MW in this Article III shall be deemed to refer to such assignees (or MW and such assignees, as applicable) as appropriate to reflect such assignment.

(c) If an Executive Stockholder (other than MW) shall have received, and desires to accept, a Bona Fide Offer from one or more Outside Parties for the purchase of Common Stock or Junior Preferred Stock (or, subject to any Separate Agreement, any such Executive Stockholder shall have made a Bona Fide Offer for the sale of Common Stock or Junior Preferred Stock and one or more Outside Parties desire to accept such Bona Fide Offer) for consideration consisting of cash or Marketable Securities, then such Stockholder shall give a Transfer Notice to the Company and the other Stockholders setting forth such desire, which notice shall include the name and address of the Outside Party or Outside Parties making such Bona Fide Offer and the price and other material terms and conditions thereof and shall be accompanied by a copy of the Bona Fide Offer. Upon receipt of such Transfer Notice, MW shall have such rights as are specified in any Separate Agreement with such Executive Stockholder. Prior to the end of the Election Period, MW shall provide the Company and GEI with a notice specifying what action, if any, MW took pursuant to such Separate Agreement and if such notice indicates that MW determined not to purchase all of the shares of Common Stock and/or Junior Preferred Stock described in Transfer Notice then GEI shall have the option to deliver an Election Notice with respect to any remaining shares of Common Stock and/or Preferred Stock to the Executive Stockholder and the other Stockholders within ten (10) days after the expiration of the Election Period and if GEI does not deliver an Election Notice before the end of such ten-day period, then the Company shall have the option to deliver an Election Notice to the Executive Stockholder and the other Stockholders within 20 days after the expiration of the Election Period. For the avoidance of doubt, GEI may assign the right to exercise all or part of the option to purchase the Common Stock and/or Junior Preferred Stock described in a particular Transfer Notice to one or more of its Affiliates, in which case (a) the Election Notices shall specify the Persons exercising such option and the number of shares of Common Stock and/or Junior Preferred Stock to be acquired by each such assignee (provided that, in any event, all shares of Common Stock and Junior Preferred Stock specified in the relevant Transfer Notice shall be purchased) and (b) references to GEI in this Article III shall be deemed to refer to such assignees (or GEI and/or such assignees, as applicable) as appropriate to reflect such assignment.

(d) Notwithstanding any provision of Section 3.1 to the contrary, no Stockholder shall have any right of first refusal with respect to (i) any Transfer or proposed Transfer of Common Stock or Junior Preferred Stock by any GEI Party to MW (or his Permitted

Transferee) or (ii) any Transfer or proposed Transfer of Common Stock by a GEI Party if such Transfer of Common Stock is made in connection with a Transfer of Senior Preferred Stock; provided, that, such Transfers of Common Stock in connection with Transfers of Senior Preferred Stock by the GEI Parties, together with all prior Transfers by the GEI Parties of Common Stock in connection with Transfers of Senior Preferred Stock, do not exceed 10% of the Common Stock owned by the GEI Parties immediately following the effective time of the Merger. The GEI Parties agree that any Transfer of Senior Preferred Stock described in clause (ii) of the preceding sentence shall be a bona fide Transfer and that they will not offer to sell shares of Senior Preferred Stock with shares of Common Stock in order to circumvent the rights of MW in this Article III.

(e) If any GEI Party shall have received, and desires to accept, a Bona Fide Offer from one or more Outside Parties for the purchase of Senior Preferred Stock which shall also include a Transfer of Common Stock (or any GEI Party shall have made a Bona Fide Offer for the sale of Senior Preferred Stock which shall also include a Transfer of Common Stock and one or more Outside Parties desire to accept such Bona Fide Offer) and such Transfer of Common Stock in connection with a sale of Senior Preferred Stock, when combined with all prior transfers by the GEI Parties of Common Stock in connection with Transfers of Senior Preferred Stock, would result, in the aggregate, in Transfers by the GEI Parties of Common Stock in excess of 10% of the Common Stock owned by the GEI Parties immediately following the effective time of the Merger, GEI shall give a Transfer Notice to the Company and MW, which notice shall include the name and address of the Outside Party or Outside Parties to whom such Transfer is proposed and the price and other material terms and conditions thereof, which shall be accompanied by a copy of the Bona Fide Offer. Upon receipt of such Transfer Notice, MW shall have an option to purchase, in the aggregate, all (but not part) of the Common Stock and Senior Preferred Stock described in the Transfer Notice in each case at the per share cash price specified in the Transfer Notice or, if the Transfer Notice describes a Transfer of Common Stock for Marketable Securities, for a cash price to be determined in accordance with Section 3.6. If MW desires to exercise the option set forth in the preceding sentence, he shall deliver an Election Notice to GEI and the Company within the Election Period. For the avoidance of doubt, MW may assign the right to exercise all or part of the option to purchase Common Stock and Senior Preferred Stock described in a particular Transfer Notice to one or more Permitted Transferees of MW or (in the case of the Common Stock only) an Executive Stockholder who continues to be employed by the Company or a Subsidiary, in which case (a) the Election Notice shall specify the Persons exercising such option and the number of shares of Common Stock and/or Senior Preferred Stock to be acquired by each such assignee (provided that, in any event, all shares of Capital Stock specified in the relevant Transfer Notice shall be purchased) and (b) references to MW in this Article III shall be deemed to refer to such assignees (or MW and such assignees, as applicable) as appropriate to reflect such assignment.

(f) In the event that MW or GEI (an “Assignor”) assigns the right to exercise all or any part of a right of first refusal described in this Section 3.1 to an Affiliate or Permitted Transferee, the ability of such Affiliate or Permitted Transferee to exercise the right of first refusal and purchase Capital Stock pursuant thereto shall be subject to such Affiliate’s or such Permitted Transferee’s agreement to be bound by the terms and conditions of this Agreement to the same extent as the Assignor and to Transfer any Capital Stock so acquired back to the Assignor in the event that the Affiliate or Permitted Transferee ceases to be an Affiliate or Permitted Transferee of the Assignor.

Section 3.2 Obligation to Purchase and Sell; Closing. If MW, GEI or the Company delivers an Election Notice, then it shall be obligated to purchase, and the Stockholder shall be obligated to sell, the Capital Stock described in such Election Notice at the cash price and on the other terms indicated in the Bona Fide Offer (subject to Section 3.6), except that the closing of such purchase and sale shall be held on the tenth business day after the expiration of the Election Period at 10:30 a.m., local time, at the principal executive office of the Company in Oregon, or at such other time and place as the parties to such purchase and sale may mutually agree.

Section 3.3 Transfer to Outside Party. In the event a Stockholder has complied with the provisions of Section 3.1 and no Election Notice is delivered pursuant thereto, such Stockholder may, subject to the provisions of Section 2.3 hereof and compliance with the provisions of Article IV hereof, Transfer the Capital Stock described in the Transfer Notice to the Outside Party specified therein, but only for consideration consisting solely of cash and/or Marketable Securities and on terms and conditions that are no more favorable in any material respect to the Outside Party than those specified in such Transfer Notice; provided, that (a) the Outside Party does not compete, or directly or indirectly control any Person that competes, with the Company in any line of business or substantially similar line of business conducted by the Company or the Subsidiaries and (b) such Outside Party shall duly execute and deliver to the Company and the other Stockholders an agreement to be bound by the terms of Section 1.5, Article II, Article III, Article VII, Article VIII, Article IX and Article X of this Agreement as a “Stockholder” (and not as an Executive Stockholder or GEI Party) and (c) the closing of such Transfer takes place within sixty (60) business days of the termination of the Election Period. In addition, subject to the limitations contained in Section 5.2(a), in connection with any such Transfer to an Outside Party, the transferring Stockholder may assign the right to effect Demands and participate in piggyback registrations pursuant to Article V hereof; provided, that such Outside Party agrees to be bound by all of the terms and conditions of such Article V in addition to the provisions of this Agreement described in clause (b) of the preceding sentence. Any election by the Company or a Stockholder not to exercise its rights under this Article III in any particular instance, shall not constitute a waiver of its rights under Article II or this Article III in connection with any other proposed Transfer of Capital Stock. No Outside Party shall have any rights under Article I or Article IV of this Agreement.

Section 3.4 Call Right.

(a) Call Event. The Company shall give prompt written notice of any Call Event to MW and GEI. Such notice shall specify the number of shares of Common Stock and/or Junior Preferred Stock, and, if applicable, options to purchase Common Stock, held by the relevant Executive Stockholder) (and Permitted Transferees) or Employee Holder on the date of the Call Event and the dates of the acquisition thereof. The Company shall, as promptly as practicable, update such information in the event such Executive Stockholder or Employee Holder exercises any options to purchase Common Stock after the Call Event. For purposes of this Agreement, (i) a “Call Event” shall be deemed to occur (x) with respect to an Executive Stockholder (other than MW) and such Executive Stockholder’s Permitted Transferees, if any, upon the termination of such Executive Stockholder’s employment with the Company or any

Subsidiary for any reason and (y) with respect to an Employee Holder (as hereinafter defined), upon the termination of such Employee Holder’s employment with (or, in the case of a non-employee director, ceasing to be a director of) the Company or any of its subsidiaries for any reason; (ii) “Employee Holder” means any Stockholder (other than an Executive Stockholder) who is an employee or director of the Company or any Subsidiary who acquires Common Stock, including upon exercise of options granted pursuant to the Company Stock Option Plan; and (iii) “Call Period” means (x) with respect to any shares of Common Stock and/or Junior Preferred Stock that have not been held for at least 6 months (it being understood that, in the case of a Permitted Transferee, such time shall be measured from the date the Common Stock or Junior Preferred Stock was acquired by the relevant Executive Stockholder) at the time of the Call Event (“Immature Shares”), nine months from the date of the Call Event, (y) with respect to any shares acquired pursuant to the exercise of options to purchase Common Stock exercised after the Call Event, nine months from the date of exercise of the last option to have been so exercised and (z) in any other case, 60 days from the occurrence of the Call Event; provided, that if the Company fails to give a notice specified in the first sentence of this Section 3.4(a), and the Call Period would otherwise expire less than 30 days following the first date on which both of MW and GEI have actual knowledge of the occurrence of the relevant Call Event, then the Call Period shall be extended until the 30th day following the first day on which both of MW and GEI have actual knowledge of the occurrence of such Call Event; provided, further, that in no event shall GEI, MW or the Company purchase any shares of Capital Stock on or prior to the expiration of six months following the date such shares were first acquired by the Executive Stockholder or Employee Holder and, if the Call Period would otherwise expire less than 30 days after the expiration of such six-month period, then the Call Period shall be extended until the 30th day following the expiration of such six-month period.

(b) Call Right on Common Stock and/or Junior Preferred Stock Owned by Executive Stockholders.

(i) Upon the occurrence of a Call Event with respect to an Executive Stockholder (other than MW) prior to a Public Offering Event, MW shall have an option (the “Call Option”) to purchase from such Executive Stockholder (and such Executive Stockholder’s Permitted Transferees, if any) all shares of Common Stock and/or Junior Preferred Stock owned by such Stockholders at a per share price determined in accordance with the relevant Separate Agreement. If MW desires to exercise the Call Option, he shall, prior to the expiration of the Call Period, deliver a notice (a “Call Notice”) to the Executive Stockholder and his or her Permitted Transferees, if any, and the other Stockholders, which Call Notice shall specify the number of shares of Common Stock and/or Junior Preferred Stock to be acquired. For the avoidance of doubt, MW may assign the right to exercise all or part of the Call Option to purchase Common Stock and/or Junior Preferred Stock to one or more of his Permitted Transferees or another Executive Stockholder who continues to be employed by the Company or a Subsidiary, in which case (a) the Call Notice delivered by MW shall specify the Persons exercising such Call Option and the number of shares of Common Stock and/or Junior Preferred Stock to be acquired by each such assignee and (b) references to MW in this Article III shall be deemed to refer to such assignees (or MW and such assignees) as appropriate to reflect such assignment. For the avoidance of doubt, MW shall be entitled to deliver multiple Call Notices from time to time.

(ii) In the event MW does not deliver a Call Notice before the end of a Call Period applicable to any particular shares of Common Stock and/or Junior Preferred Stock or any Call Notice so delivered does not relate to the purchase of all of the shares of Common Stock and/or Junior Preferred Stock subject to the Call Option, then GEI shall have the right to exercise the Call Option at a price per share equal to the Fair Market Value of the Common Stock and/or Junior Preferred Stock, as applicable, as determined in accordance with Section 3.7 and deliver a Call Notice to the Executive Stockholder and his or her Permitted Transferees, if any, and the other Stockholders within ten (10) days after the first to occur of (x) expiration of the relevant Call Period and (y) receipt of a Call Notice from MW which relates to the purchase of less than all of the Common Stock and/or Junior Preferred Stock subject to the Call Option, which Call Notice shall specify the number of remaining shares of Common Stock and/or Junior Preferred Stock to be acquired. For the avoidance of doubt, GEI may assign the right to exercise all or part of the Call Option to one or more of its Affiliates, in which case (x) the Call Notices shall specify the Persons exercising such Call Option and the number of shares of Common Stock to be acquired by each such assignee and (y) references to GEI in this Article III shall be deemed to refer to such assignees (or GEI and such assignees, as applicable) as appropriate to reflect such assignment. For the avoidance of doubt, GEI shall be entitled to deliver multiple Call Notices from time to time.

(iii) In the event neither MW nor GEI delivers a Call Notice before the end of a Call Period applicable to any particular shares of Common Stock and/or Junior Preferred Stock or any Call Notices so delivered do not relate to the purchase, in the aggregate, of all of the shares of Common Stock and/or Junior Preferred Stock subject to the Call Option, then the Company shall have the right to exercise the Call Option at a price per share equal to the Fair Market Value of the Common Stock and/or Junior Preferred Stock, as applicable, as determined in accordance with Section 3.7 and deliver a Call Notice to the Executive Stockholder and his or her Permitted Transferees, if any and the other Stockholders within twenty (20) days following the expiration of the relevant Call Period, which Call Notice shall specify the number of remaining shares of Capital Stock to be acquired. For the avoidance of doubt, the Company shall be entitled to deliver multiple Call Notices from time to time.

(iv) In the event Call Notices are delivered by more than one of MW, GEI and the Company and, as a result of miscalculation or similar error, the aggregate number of shares of Common Stock and/or Junior Preferred Stock described in such Call Notices exceeds the aggregate number of shares of Common Stock and/or Junior Preferred Stock subject to the Call Option, such Call Option shall be exercised first by MW, then by GEI and then by the Company.

(c) Call Right on Common Stock Owned by Employee Holders. Upon the occurrence of a Call Event with respect to an Employee Holder prior to a Public Offering Event, the Company shall have a Call Option to purchase from such Employee Holder all shares of Common Stock owned by such Employee Holder at a per share price equal to the Fair Market Value per share of Common Stock determined in accordance with Section 3.7. If the Company desires to exercise the Call Option, it shall, prior to the expiration of the Call Period, deliver a Call Notice to the Employee Holder and the other Stockholders, which Call Notice shall specify the number of shares of Common Stock to be acquired. In the event the Company does not deliver a Call Notice before the end of the Call Period applicable to any particular shares of Common Stock or any Call Notices so delivered do not relate to the purchase, in the aggregate, of all of the shares of Common Stock subject to the Call Option, then each of MW and GEI shall have the right to exercise the Call Option and deliver a Call Notice to such Employee Holder and the other Stockholders within ten (10) days following the expiration of the relevant Call Period, which Call Notice shall specify the number of remaining shares of Capital Stock to be acquired. For the avoidance of doubt, MW may assign the right to exercise all or part of the Call Option to purchase Common Stock to one or more of his Permitted Transferees and GEI may assign the right to exercise all or part of the Call Option to purchase Common Stock to one or more of its Affiliates, in which case (a) the Call Notice shall specify the Persons exercising such Call Option and the number of shares of Common Stock to be acquired by each such assignee and (b) references to MW and/or GEI in this Article III shall be deemed to refer to such assignees (or MW, GEI and such assignees) as appropriate to reflect such assignment. In the event Call Notices are delivered by more than one of MW, GEI and the Company and, as a result of miscalculation or similar error, the aggregate number of shares of Common Stock described in such Call Notices exceeds the aggregate number of shares of Common Stock subject to the Call Option, such Call Option shall be exercised first by the Company and then by MW and GEI (on a pro rata basis).

(d) In the event that an Assignor assigns the right to exercise all or any part of a Call Right described in this Section 3.4 to an Affiliate or Permitted Transferee, the ability of such Affiliate or Permitted Transferee to exercise the Call Right and purchase Common Stock pursuant thereto shall be subject to such Affiliate’s or such Permitted Transferee’s agreement to be bound by the terms and conditions of this Agreement to the same extent as the Assignor and to Transfer any Common Stock so acquired back to the Assignor in the event that the Affiliate or Permitted Transferee ceases to be an Affiliate or Permitted Transferee of the Assignor.

(e) If MW, GEI or the Company delivers a Call Notice, then he or it shall be obligated to purchase, and the relevant Executive Stockholders (and their Permitted Transferees) and/or Employee Holders shall be obligated to sell, the Common Stock and/or Junior Preferred Stock described in such Call Notice at the applicable price per share determined (x) in accordance with the relevant Separate Agreement, in the case of a purchase of Common Stock or Junior Preferred Stock by MW from an Executive Stockholder and/or such Executive Stockholder’s Permitted Transferees or (y) in any other case, in accordance with this Section 3.4 and Section 3.7. The closing of all purchases and sales of Common Stock and/or Junior Preferred Stock governed by a Separate Agreement shall be held as provided in such Separate Agreement. The closing of all other purchases and sales of Common Stock and/or Junior Preferred Stock pursuant to this Section 3.4 shall be held at 10:30 a.m., local time, at the principal executive office of the Company, on the later of (x) the fifth day after final determination of the Fair Market Value of the shares of Common Stock and/or Junior Preferred Stock in accordance with Section 3.7 and (y) a day specified by MW, GEI or the Company, as applicable, in the Call Notice, which date shall not be later than the sixtieth day following the expiration of the relevant Call Period and earlier than five days following the delivery by MW, GEI or the Company, as applicable, of a Call Notice (or at such other time and place as the parties to such purchase and sale may mutually agree). If the aforesaid closing date falls on a day which is not a business day, then the closing shall be held on the next succeeding business day. Unless otherwise provided in an applicable Separate Agreement, in the event an Executive Stockholder has transferred shares of Common Stock and/or Junior Preferred Stock to one or more Permitted Transferees and fewer than all of such shares of Common Stock and/or Junior Preferred Stock are to be purchased pursuant to this Article III, then the number of shares of Common Stock and/or Junior Preferred Stock to be purchased shall be allocated among the Executive Stockholder and such Permitted Transferees pro rata based upon the number of shares owned by each of them unless the Executive Stockholder and each such Permitted Transferee deliver a notice to MW, the Company and GEI no later than the fifth day prior to the closing of such purchase and sale specifying an alternate allocation.

(f) In the event a purchase of Common Stock and/or Junior Preferred Stock pursuant to Section 3.2 by MW, GEI or the Company shall be prohibited by law or would cause a default under the terms of any indenture or loan agreement or other instrument to which the Company or any of its subsidiaries may be a party, the obligations of the Executive Stockholder (and his or her Permitted Transferees, if any) or the Employee Holder, as applicable, MW, GEI and the Company pursuant to this Article III shall be suspended until the earlier of (i) the date that is 180 days after the delivery of the Call Notice, and (ii) such time as such prohibition first lapses or is waived and no such default would be caused.

Section 3.5 Actions at Closing. At any closing held pursuant to this Article III:

(a) The purchase price for the purchase for the relevant securities shall be paid in cash (by wire transfer of immediately available funds to an account specified in writing by the recipients thereof at least three (3) business days prior to the date of such closing) or by certified or official bank check.

(b) The relevant Stockholders shall deliver all certificates, if any, which represent the shares of Capital Stock to be sold at such closing, duly endorsed for transfer with signatures guaranteed, to the purchasers thereof and shall authorize the Company (or the Company’s transfer agent, if any) to record in the Company’s books and records the transfer to such purchasers of the shares of Capital Stock to be sold, including any shares of Capital Stock not evidenced by certificates.

(c) The relevant Stockholders shall take all actions the purchasers shall reasonably request as necessary to vest in the applicable purchasers all shares of Capital Stock being sold, whether in certificated or uncertificated form, free and clear of all liens, charges and encumbrances of any kind.

Section 3.6 Consideration. If a Transfer Notice or Preemptive Rights Notice (as defined in Section 4.8(c)) specifies consideration consisting of Marketable Securities, then such consideration shall be valued based upon the closing price for such Marketable Securities on the primary market therefor on the day prior to the date of the Transfer Notice or Preemptive Rights Notice, as applicable. For purposes of this Agreement, “Marketable Securities” means any securities that are freely tradeable by the holder thereof on one or more established public markets, including, but not limited to, any securities (A) which are listed or traded on a United States national securities exchange or the NASDAQ Stock Market or (B) quoted on an established quotation system within or outside the United States that supports sufficient trading activity and volume to allow for the orderly disposition of such securities by the holders thereof.

Section 3.7 Fair Market Value.

(a) For purposes of this Article III, the “Fair Market Value” of a share of Common Stock or Junior Preferred Stock, as applicable, shall be determined by the Board of Directors of the Company in the exercise of its reasonable discretion and shall be set as of the date of such determination; provided, however, that such determination shall not discount the value of such shares either because (i) they are subject to the restrictions set forth in this Agreement, (ii) they are illiquid or (iii) they constitute only a minority interest in the Company. The Company shall deliver a notice setting forth the determination of the Board of Directors as to Fair Market Value per share of Common Stock and/or Junior Preferred Stock, as applicable, to MW, GEI and the relevant Executive Stockholder or Employee Holder, as applicable, no later than the fifth day prior to the end of the Call Period. Upon delivery of notice of such Fair Market Value, the Executive Stockholder or Employee Holder, as applicable, shall have ten (10) days in which to notify the Company, MW and GEI in writing of any disagreement, which notice shall state in reasonable detail the reasons for such disagreement. If no written notice of disagreement is given by the Executive Stockholder or Employee Holder, the Fair Market Value of the Common Stock and/or Junior Preferred Stock, as applicable, as determined by the Board of Directors of the Company shall be conclusive and binding on (x) the Executive Stockholder (and his or her Permitted Transferees, if any) or the Employee Holder, as the case may be, and (y) MW, GEI and the Company. If written notice is given by the Executive Stockholder or the Employee Holder of a disagreement (a “Dispute Resolution Notice”), the Company and the Executive Stockholder or the Employee Holder, as applicable, shall have fifteen (15) days to resolve such disagreement. If the Company and such Executive Stockholder or Employee holder are unable to resolve the disagreement within such fifteen (15) days, then they shall engage an investment banking firm or independent appraiser mutually acceptable to the Company and the Executive Stockholder or the Employee Holder, as applicable, to determine the Fair Market Value of the Common Stock (which may be higher than, lower than or equal to the Fair Market Value of the Common Stock as determined by the Board of Directors of the Company) and/or the Junior Preferred Stock (which may be higher than, lower than, or equal to the Fair Market Value of the Junior Preferred Stock as determined by the Board of Directors of the Company). In the event that the Company and the Executive Stockholder or Employee Holder, as applicable, are unable to agree on an investment banking firm or independent appraiser within ten (10) days following the expiration of the fifteen (15) day period described in the prior sentence, then they shall each propose two names of investment banking firms or independent appraisers with experience in securities valuation and the name of the investment banking firm or independent appraiser shall be selected by lot from the four names proposed. The determination of such firm or appraiser shall be made within fifteen (15) days of the engagement thereof and shall be final and binding upon (i) the Executive Stockholder (and his or her Permitted Transferees, if any) or the Employee Holder, as applicable, and (ii) MW, GEI and the Company, and shall not be subject to appeal or arbitration. The costs and expenses incurred in connection with the determination made by the investment banking firm or independent appraiser shall be borne by (i) the Company, in the event the aggregate Fair Market Value of the Common Stock determined by the investment banking firm or independent appraiser is greater than the aggregate Fair Market Value of the Common Stock and/or Junior Preferred Stock, as applicable, determined by the Board of Directors and (ii) the Executive Stockholder (and his or her Permitted Transferees) or the Employee Holder, as applicable, in the event the aggregate Fair Market Value of the Common Stock and/or Junior Preferred Stock, as applicable, determined by the investment banking firm or independent appraiser is less than or equal to the aggregate Fair Market Value of the Common Stock and/or Junior Preferred Stock, as applicable, determined by the Board of Directors. In the case of the application of clause (ii) of the preceding sentence, the purchaser(s) of shares of Common Stock and/or Junior Preferred Stock, as applicable, pursuant to Section 3.4 shall be entitled to deduct and withhold (or, in the event the purchaser is not the Company, deduct and remit to the Company) the portion of such costs to be borne by the Executive Stockholder (and his or her Permitted Transferees) or the Employee Holder (such costs to be allocated equally among all shares to be purchased from the Executive Stockholder and his or her Permitted Transferees or the Employee Holder, as applicable). In the event that the closing of the purchase and sale of shares of Common Stock pursuant to the Call Option has not occurred on or before the two-month anniversary of the date upon which the Board of Directors of the Company determined the Fair Market Value thereof (unless a Dispute Resolution Notice has been delivered), then the Board of Directors shall determine the Fair Market Value as of a more recent date (selected in the sole discretion of the Board) and the dispute resolution procedures set forth in this Section 3.7(a) shall apply to any such further determination of Fair Market Value. Notwithstanding anything in Section 3.7(a) to the contrary, the Fair Market Value of any Immature Shares shall be determined as of a date that is not less than six months following the date such Immature Shares were first acquired by the Executive Stockholder or Employee Holder, as the case may be.

(b) Notwithstanding anything in Section 3.7(a) to the contrary, in the event of delivery of a Tag-Along Notice or a Drag-Along Notice prior to the expiration of the Call Period, the Fair Market Value of the Common Stock and/or Junior Preferred Stock, as applicable, shall be deemed to equal (x) in the event such notice relates to a Transfer of Common Stock and/or Junior Preferred Stock, as applicable, for cash, the cash price per share of the Common Stock and/or Junior Preferred Stock, as applicable, specified in such notice or (y) in the event such notice relates to a Transfer of Common Stock and/or Junior Preferred Stock, as applicable, for Marketable Securities, then such consideration shall be valued based upon the closing price for such Marketable Securities on the primary market therefor on the day prior to the date of the notice.

Section 3.8 Termination of Right of First Refusal and Call Rights. The provisions of this Article III shall expire upon the occurrence of a Public Offering Event.

ARTICLE IV.

TAG-ALONG RIGHTS

Section 4.1 Right to Participate in Sale.

(a) Subject to Section 4.6, if MW (or any Permitted Transferee) or any GEI Party (a “Transferring Party”) proposes to Transfer shares of Common Stock or Junior Preferred Stock (a “Tag-Along Sale”) to a third party that is (i) in the case of a GEI Party, not an Affiliate of the Transferring Party or (ii) in the case of MW, a Permitted Transferee or another Executive Stockholder who continues to be employed by the Company or a Subsidiary, then the Transferring Party shall afford MW (and his Permitted Transferees), the other Executive Stockholders and the GEI Parties, as applicable (the “Tag-Along Stockholders”), the opportunity to participate proportionately in such Tag-Along Sale in accordance with this Article IV. Each Tag-Along Stockholder shall have a proportionate right, but not the obligation (except as provided in Section 1.5), to participate in such Tag-Along Sale. The number of shares of Common Stock or Junior Preferred Stock, as applicable (the “Tag-Along Allotment”), that each Tag-Along Stockholder will be entitled to include in such Tag-Along Sale shall be determined by multiplying (a) the number of shares of Common Stock and/or Junior Preferred Stock, as applicable, beneficially owned by such Tag-Along Stockholder as of the close of business on the day immediately prior to the Tag-Along Notice Date by (b) a fraction (the “Tag-Along Fraction”), the numerator of which shall equal the number of shares of Common Stock and/or Junior Preferred Stock, as applicable, proposed by the Transferring Party to be sold or otherwise disposed of pursuant to the Tag-Along Sale and the denominator of which shall equal the total number of shares of Common Stock and/or Junior Preferred Stock, as applicable, that are beneficially owned (which, for purposes of this Article IV, shall include all shares of Junior Preferred Stock issuable upon exercise of the MW Options then outstanding) by the Transferring Party (and its Permitted Transferees or Affiliates, as applicable) as of the close of business on the day immediately prior to the Tag-Along Notice Date. For the avoidance of doubt, the tag-along rights provided in this Section 4.1(a) shall apply only with respect to those classes of Capital Stock to be transferred by the Transferring Party in any particular transaction and shall not be triggered with respect to a particular class of Capital Stock as a result of Transfers of any other class of Capital Stock.

Section 4.2 Sale Notice. The Transferring Party shall provide each Tag-Along Stockholder with written notice (the “Tag-Along Sale Notice”) not more than sixty (60) nor less than twenty-five (25) days prior to the proposed date of the Tag-Along Sale (the “Tag-Along Sale Date”). Each Tag-Along Sale Notice shall set forth: (i) the number of shares of Common Stock and/or Junior Preferred Stock proposed to be transferred or sold by the Transferring Party; (ii) the proposed amount and form of consideration to be paid for such shares and the terms and conditions of payment offered by each proposed purchaser; (iii) the aggregate number of shares of Common Stock and/or Junior Preferred Stock, as applicable, held of record by the Transferring Party as of the close of business on the day immediately preceding the date of the Tag-Along Notice (the “Tag-Along Notice Date”); (iv) such Tag-Along Stockholder’s Tag-Along Allotment(s) assuming such Stockholder elected to sell the maximum number of shares of Common Stock and/or Junior Preferred Stock, as applicable, as possible; (v) confirmation that the proposed purchaser or transferee has been informed of the “Tag-Along Rights” provided for in this Article IV and has agreed to purchase the Capital Stock in accordance with the terms hereof; and (vi) the Tag-Along Sale Date.

Section 4.3 Tag-Along Notice.

(a) If a Stockholder entitled to do so wishes to participate in the Tag-Along Sale, such Stockholder shall provide written notice (the “Tag-Along Notice”) to the Transferring Stockholder with copies to the other Tag-Along Stockholders at the address for notices determined in accordance with Article VII, within fifteen (15) days following the receipt of the Tag-Along Sale Notice. The Tag-Along Notice shall set forth the number of shares of Common Stock and/or Junior Preferred Stock that such Stockholder elects to include in the Tag-Along Sale, which shall not exceed such Stockholder’s Tag-Along Allotment. The Tag-Along Notice shall also specify the aggregate number of additional shares of Common Stock and/or, Junior Preferred Stock, as applicable, owned of record as of the close of business on the day immediately preceding the Tag-Along Notice Date by such Stockholder, if any, which such Stockholder desires also to include in the Tag-Along Sale (“Additional Shares”) in the event there is any under-subscription for the entire amount of all Stockholders’ Tag-Along Allotments. The Tag-Along Notice given by each Stockholder shall constitute such Stockholder’s binding agreement to sell the Capital Stock specified in such Tag-Along Notice (including any Additional Shares to the extent such Additional Shares are to be included in the Tag-Along Sale pursuant to the apportionment described herein) on the terms and conditions applicable to the Tag-Along Sale, subject to the provisions of Section 4.4; provided, however, that in the event that there is any material change in the terms and conditions of such Tag-Along Sale applicable to any Stockholder after such Stockholder gives its Tag-Along Notice, then, notwithstanding anything herein to the contrary, such Stockholder shall have the right to withdraw from participation in the Tag-Along Sale with respect to all of its Capital Stock affected thereby.

(b) If the aggregate number of shares of Common Stock and/or Junior Preferred Stock, as applicable, proposed to be included by the Stockholders in any Tag-Along Sale (without taking into account any Additional Shares) is less than the aggregate Tag-Along Allotments of all of the Stockholders entitled to participate therein (such difference, the “Excess Allotment”), then the Excess Allotment shall be allocated among the Transferring Party and the Stockholders who have indicated a desire to sell Additional Shares pursuant to a Tag-Along Notice pro rata based upon the number of shares of Common Stock and/or Junior Preferred Stock, as applicable, beneficially owned by each of them as of the close of business on the day immediately prior to the Tag-Along Notice Date; provided that if application of the foregoing provision does not result in allocation of the entire Excess Allotment, then the balance shall be allocated among the Transferring Party and the Stockholders with remaining Additional Shares pro rata based upon the number of shares of Common Stock and/or Junior Preferred Stock, as applicable, beneficially owned by each of them as of the close of business on the day immediately prior to the Tag-Along Notice Date and so on until the entire Excess Allotment has been allocated. The Transferring Party shall notify each Stockholder with Additional Shares to be included in the Tag-Along Sale of the number of such Additional Shares to be so included no later than the fifth (5th) day prior to the Tag-Along Sale Date.

(c) If a Tag-Along Notice is not received by a Transferring Party from any Stockholder within the 15-day period specified above, the Transferring Party shall have the right to sell or otherwise transfer the number of shares specified in the Tag-Along Notice to the proposed purchaser or transferee without any participation by such Stockholder, but only on terms and conditions which are no more favorable in any material respect to the Transferring Party, as applicable, than as are stated in the Tag-Along Notice and only if such Tag-Along Sale occurs on a date within sixty (60) business days of the Tag-Along Sale Date. If such Tag-Along Sale does not occur within such sixty-day period, the Capital Stock that was to be subject to such Tag-Along Sale thereafter shall continue to be subject to all of the provisions of this Article IV.

(d) All calculations and allocations of Tag-Along Allotments and Excess Allotments shall be made by aggregating shares of Capital Stock of any particular class held by the Transferring Party and its Permitted Transferees and/or Affiliates, on the one hand, and any particular Stockholder and its Permitted Transferees and/or Affiliates, on the other hand. Once such calculation and/or allocation has been determined, the particular Stockholder and its Permitted Transferees and/or Affiliates may determine among themselves, which shall participate in any particular Tag-Along Sale and the number of shares of Capital Stock (within the relevant allotment) to be sold by each of them; provided, that such allocation shall be specified in the Tag-Along Notice.

Section 4.4 Terms of Tag-Along Sale; Cooperation. The participating Stockholders shall cooperate in good faith with the Transferring Party or Senior Preferred Transferring Party, as applicable, and the Company in connection with the consummation of any Tag-Along Sale. Any sales of Capital Stock by a Stockholder as a result of the “Tag-Along Rights” provided under this Article IV shall be on the same terms and conditions as the proposed Tag-Along Sale by the Transferring Party; provided that no Stockholder seeking to sell its Capital Stock in a Tag-Along Sale shall be required to make representations and warranties other than with respect to title to such Stockholder’s Capital Stock, authority to enter into the relevant transaction and other customary matters as to which a seller of a minority interest would make representations and warranties in a similar situation. Notwithstanding the foregoing, the liability of any Stockholder participating in any Tag-Along Sale under any indemnity, holdback or similar arrangement shall be similar to that of the Transferring Party; provided, that the liability of any Stockholder under any such indemnity, holdback or similar provision shall be several and not joint and shall be limited to the gross proceeds received by such Stockholder in connection with the Tag-Along Sale or Senior Preferred Tag-Along Sale, as the case may be.

Section 4.5 Authority to Record Transfer/Delivery of Certificates. On the Tag-Along Sale Date, each Stockholder, if a participant in the applicable Tag-Along Sale, (a) authorizes the Company (or the Company’s transfer agent, if any) to record in the Company’s books and records the transfer of all of such Stockholder’s Capital Stock included in such Tag-Along Sale which are not represented by one or more certificates, from the Stockholder to the purchaser in the Tag-Along Sale and (b) shall deliver all certificates, if any, which represent Capital Stock owned by such Stockholder included in such Tag-Along Sale, duly endorsed for transfer with signatures guaranteed, to the purchaser in the Tag-Along Sale, in the manner and at the address indicated in the Tag-Along Notice, in each case against delivery of the purchase price for such shares. In addition, each Stockholder, if a participant in the applicable Tag-Along Sale, shall take all action the Transferring Party or the purchaser in the Tag-Along Sale shall reasonably request as necessary to vest in the purchaser in the Tag-Along Sale all Capital Stock owned by such Stockholder included in such Tag Along Sale, whether in certificated or uncertificated form, free and clear of all liens, charges and encumbrances of any kind.

Section 4.6 Exempt Transfers. The provisions of this Article IV shall not apply to (a) any sale of Capital Stock in a bona fide underwritten public offering of Capital Stock pursuant to an effective registration statement under the Securities Act or if the relevant class of Capital Stock is listed or traded on the New York Stock Exchange, AMEX or the NASDAQ National Market, any bona fide public distribution of Capital Stock pursuant to Rule 144 thereunder; (b) any bona fide pledge by MW or a GEI Party of Capital Stock to a commercial bank, savings and loan institution or any other similar lending institution as security for any indebtedness to such lender or any sale upon foreclosure of any such pledge; (c) any transfer, sale or other disposition of Capital Stock by a GEI Party to any other Person controlled directly or indirectly by Leonard Green & Partners, L.P. or any of its Affiliates; provided, that such other Person complies with the provisions of Section 2.1 hereof; (d) redemption by the Company of its Capital Stock; provided that such redemption is made pro rata among all holders of the class of Capital Stock being redeemed; (e) any GEI Distribution (as defined in Article X); (f) any Transfer or proposed Transfer of Common Stock or Junior Preferred Stock by any GEI Party to MW (or a Permitted Transferee); or (g) any Transfer or proposed Transfer of Common Stock by a GEI Party if such Transfer of Common Stock is made in connection with a Transfer of Senior Preferred Stock; provided, that, such Transfers of Common Stock in connection with Transfers of Senior Preferred Stock by the GEI Parties, together with all prior Transfers of Common Stock in connection with Transfers of Senior Preferred Stock, do not exceed 10% of the Common Stock owned by the GEI Parties immediately following the effective time of the Merger. The GEI Parties agree that any Transfer of Senior Preferred Stock described in clause (g) of the preceding sentence shall be a bona fide Transfer and that they will not offer to sell shares of Senior Preferred Stock with shares of Common Stock in order to circumvent the rights of MW in this Article IV.

Section 4.7 Tag-Along on Transfers of Common Stock with Senior Preferred Stock.

(a) If any GEI Party proposes to Transfer shares of Common Stock in connection with a Transfer of Senior Preferred Stock to a third party that is not an Affiliate of GEI, then GEI shall afford the Executive Stockholders the opportunity to participate proportionately in the Transfer of such Tag-Along Sale in accordance with this Article IV.

(b) GEI shall provide the Executive Stockholders with a Tag-Along Sale Notice not more than sixty (60) nor less than twenty-five (25) days prior to the proposed Tag-Along Sale Date for the transaction described in Section 4.7(a). The Tag-Along Sale Notice shall set forth: (i) the number of shares of Common Stock and Senior Preferred Stock proposed to be transferred or sold; (ii) the proposed amount and form of consideration to be paid for such shares and the terms and conditions of payment offered by each proposed purchaser; (iii) the aggregate number of shares of Common Stock, held of record by the GEI Parties as of the close of business on the day immediately preceding the Tag-Along Notice Date; (iv) the Tag-Along Allotment(s) of the Executive Stockholders (as determined pursuant to Section 4.7(c) assuming such Stockholders elected to sell the maximum number of shares of Common Stock as possible; (v) confirmation that the proposed purchaser or transferee has been informed of the “Tag-Along Rights” provided for in this Article IV and has agreed to purchase the Common Stock in accordance with the terms hereof; and (vi) the Tag-Along Sale Date.

(c) For purposes of this Section 4.7, the Tag-Along Allotment of an Executive Stockholder (and his or her Permitted Transferees) shall be a number of shares of Common Stock determined by multiplying (a) the number of shares of Common Stock beneficially owned by such Executive Stockholder (and his or her Permitted Transferees) as of the close of business on the day immediately prior to the Tag-Along Notice Date by (b) a fraction, the numerator of which shall equal the number of shares of Common Stock proposed to be sold or otherwise disposed of pursuant to the transaction described in Section 4.7(a) and the denominator of which shall equal the total number of shares of Common Stock, as applicable, that are beneficially owned by the GEI Parties as of the close of business on the day immediately prior to the Tag-Along Notice Date.

(d) If an Executive Stockholder wishes to participate in the Tag-Along Sale, it shall provide a Tag-Along Notice to GEI and the Company within fifteen (15) days following the receipt of the Tag-Along Sale Notice. The Tag-Along Notice shall set forth the number of shares of Common Stock that such Stockholder elects to include in the Tag-Along Sale, which shall not exceed such Stockholder’s Tag-Along Allotment. The Tag-Along Notice shall constitute such Stockholder’s binding agreement to sell the Common Stock specified in such Tag-Along Notice on the terms and conditions applicable to the Tag-Along Sale, subject to the provisions of Section 4.4; provided, however, that in the event that there is any material change in the terms and conditions of such Tag-Along Sale after such Stockholder gives its Tag-Along Notice, then, notwithstanding anything herein to the contrary, such Stockholder shall have the right to withdraw from participation in the Tag-Along Sale with respect to all of its Common Stock affected thereby; provided, further, that if an Executive Stockholder includes in the Tag-Along Sale Notice a statement to the effect that the price per share of Common Stock specified in the Tag-Along Notice does not represent an arms-length valuation for the Common Stock to be Transferred together with the Senior Preferred Stock, then the price per share of Common Stock to be paid in the Tag-Along Sale shall be determined by mutual agreement of GEI and MW. If MW and GEI cannot agree to such valuation within 10 business days of the date of the Tag-Along Notice then they shall engage a mutually acceptable investment banking firm or independent appraiser to determine the fair market value of the Common Stock. The determination of such firm or appraiser shall be final and binding upon the parties. The costs and expenses incurred in connection with the determination made by the investment banking firm or independent appraiser shall be borne by the Company. In the event the price per share of Common Stock determined pursuant to this Section 4.7(d) (the “Agreed Price”) is greater than the price specified in the Tag-Along Sale Notice, the GEI Parties shall, at their option either (x) pay the applicable Executive Stockholder an amount (the “Make-Up Amount”) equal to the product of the number of shares of Common Stock included in the Tag-Along Sale pursuant to this Section 4.7 and the difference between the Agreed Price and the price per share specified in the Tag-Along sale or (y) arrange for the purchaser in such Tag-Along Sale to pay the Make-Up Amount directly to the applicable Executive Stockholder. In the event the Agreed Price is less than the price specified in the Tag-Along Sale Notice, the applicable Executive Stockholder, shall, upon receipt of the purchase price from the purchaser, pay the relevant GEI Parties an amount equal to the product of the number of shares of Common Stock included by the applicable Executive Stockholder in the Tag-Along Sale and the difference between the price per share specified in the Tag-Along Sale Notice and the Agreed Price.

(e) If a Tag-Along Notice is not received by GEI from an Executive Stockholder within the 15-day period specified above, the GEI Parties shall have the right to sell or otherwise transfer the number of shares specified in the Tag-Along Notice to the proposed purchaser or transferee without any participation by such Executive Stockholder, but only on terms and conditions which are no more favorable in any material respect to the GEI Parties than as are stated in the Tag-Along Notice and only if such Tag-Along Sale occurs on a date within sixty (60) business days of the Tag-Along Sale Date. If such Tag-Along Sale does not occur within such sixty-day period, the Common Stock that was to be subject to such Tag-Along Sale thereafter shall continue to be subject to all of the provisions of this Article IV.

(f) All calculations and allocations of Tag-Along Allotments shall be made by aggregating shares of Common Stock held by the GEI Parties, on the one hand, and an Executive Officer and his or her Permitted Transferees, on the other hand. Once such calculation and/or allocation has been determined, the Executive Stockholder and his or her Permitted Transferees may determine among themselves, which shall participate in any particular Tag-Along Sale and the number of shares of Common Stock (within the Tag-Along Allotment) to be sold by each of them; provided, that such allocation shall be specified in the Tag-Along Notice.

(g) Section 4.4 and 4.5 shall apply to any Tag-Along Sale described in this Section 4.7.

Section 4.8 Preemptive Rights.

(a) In the event of a Company Preemptive Rights Transaction (as defined below), MW (and his Permitted Transferees) and the GEI Parties (the “Preemptive Rights Holders”) shall have the preemptive right (the “Preemptive Right”) to purchase Covered Securities (as defined below) on the terms and subject to the conditions of this Section 4.8. The Company agrees that it will not issue or sell Covered Securities in a Company Preemptive Rights Transaction without first complying with the provisions of this Section 4.8.

(b) For purposes of this Section 4.8:

(i) The “Aggregate Percentage” of a Preemptive Rights Holder with respect to Common Stock, Junior Preferred Stock or Senior Preferred Stock, as applicable, as of a specified date, means the percentage determined by dividing (A) the sum of the aggregate number of outstanding shares of Common Stock, Junior Preferred Stock (which, with respect to MW, shall include all shares of Junior Preferred Stock issuable upon exercise of the MW Options then outstanding) or Senior Preferred Stock, as applicable, held by such Preemptive Rights Holder on such date (which in the case of MW (or his Permitted Transferees to the extent MW does not own any shares of the relevant stock in his individual capacity) will include the aggregate number of outstanding shares of Common Stock or Junior Preferred Stock, as applicable, held on such date by all other Executive Stockholders) by (B) the sum of the aggregate number of outstanding shares of Common Stock, Junior Preferred Stock (including all shares of Junior Preferred Stock issuable upon exercise of the MW Options then outstanding) or Senior Preferred Stock, as applicable, as of such date.

(ii) A “Company Preemptive Rights Transaction” means any issuance by the Company of Covered Securities prior to the occurrence of the first date on which a Public Offering Event has occurred; provided, however, that none of the following shall be deemed to be a Company Preemptive Rights Transaction: (A) the public offering of Common Stock that results in the occurrence of a Public Offering Event, (B) the purchase and issuance of Covered Securities contemplated by the [MW] Contribution Agreement[s], [insert references to Credit Agreement, Indenture related documents], (C) the issuance to directors, officers, employees and consultants of the Company and Subsidiaries of restricted Common Stock and/or stock options exercisable for shares of Common Stock pursuant to any Stock Option Plan of the Company or any Subsidiary, as well as the issuance of Common Stock upon the exercise of such options; provided, however, that the number of shares of restricted Common Stock and Common Stock issued and issuable upon the exercise of such stock options does not exceed in the aggregate 15% of the total amount of shares of Common Stock outstanding from time to time (it being understood that the proviso in this clause (C) shall not apply to, or include, options assumed in connection with any transaction described in the following clause (D)) or (D) the issuance of Covered Securities in connection with (1) any arms-length merger, consolidation, share exchange or similar transaction of the Company or any Subsidiaries with any other Person, (2) the arms-length strategic acquisition by the Company or any of its Subsidiaries of the capital stock (or other equity interests) or assets of any other Person or (3) transactions contemplated by Section 2.7 of this Agreement and Section 5(b) of the MW Contribution Agreement.

(iii) “Covered Security” means any equity security of the Company (including, without limitation, Common Stock, Junior Preferred Stock and Senior Preferred Stock) and any Derivative Security.

(iv) “Derivative Security” means any security of the Company or any of its subsidiaries exercisable for, or convertible or exchangeable into, an equity security of the Company, including options, warrants and convertible debt securities.

(c) Such Preemptive Right will be offered to each Preemptive Rights Holder (such offer, the “Preemptive Rights Offer”) pursuant to a written notice from the Company delivered no less than 30 days and no more than 60 days prior to the proposed Company Preemptive Rights Transaction offering such Preemptive Rights Holders the Covered Securities on the same terms and conditions as offered to the other proposed purchaser(s) in the Company Preemptive Rights Transaction (such written notice, the “Preemptive Rights Notice”). The Preemptive Rights Notice will specify the material terms and conditions of the offering, including (i) the aggregate offering amount and offering price per share, (ii) the identity of each proposed purchaser, (iii) the number of Covered Securities proposed to be acquired by each proposed purchaser, and (iv) all written financial information and other disclosures provided by the Company to any other proposed purchaser in such offering.

(d) Each Preemptive Rights Holder will have 20 days from the date of the Preemptive Rights Notice to notify the Company and other Preemptive Rights Holder in writing of its binding acceptance of such Preemptive Rights Offer (a “Subscription Notice”), on the same terms and conditions as set forth in such Preemptive Rights Offer, with respect to all or any portion of the Covered Securities which is offered to such Preemptive Rights Holder pursuant to the Preemptive Rights Offer; provided, that, if at the time of the delivery of the Preemptive Rights Notice, the Company is unable to specify the price or other consideration for which the Covered Securities are to be sold, then (i) the Company shall (A) use commercially reasonable efforts to include in the Preemptive Rights Notice as much information as possible regarding the contemplated pricing of the transaction and (B) notify the Preemptive Rights Holders as promptly as practicable after delivery of the Preemptive Rights Notice of the final pricing and (ii) each Preemptive Rights Holder shall have at least 5 business days following the receipt of final pricing information to deliver a Subscription Notice.

(e) If the Company Preemptive Rights Transaction is consummated, each Preemptive Rights Holder delivering a Subscription Notice shall have the right to purchase from the Company, and the Company shall be required to sell to each such Preemptive Rights Holder, at the proposed issuance price, up to an amount of Covered Securities (rounded up to avoid fractional Covered Securities) equal to (i) if the Covered Securities consist of (x) shares of Common Stock, or (y) shares of Junior Preferred Stock or Senior Preferred Stock, such number of additional shares of Common Stock, Junior Preferred Stock or Senior Preferred Stock, as the case may be, as shall enable such Preemptive Rights Holder to maintain its then current Aggregate Percentage and (ii) in the case of any other Covered Securities, the product of (A) the total number of Covered Securities proposed to be issued multiplied by (B) a fraction, the numerator of which shall be equal to the number of shares of Common Stock then owned by such Preemptive Rights Holder (which in the case of MW (or his Permitted Transferees to the extent MW does not own any shares of the relevant stock in his individual capacity) will include the aggregate number of outstanding shares of Common Stock held on such date by all other Executive Stockholders) and the denominator of which shall be equal to the total number of shares of Common Stock then outstanding.

(f) In the event that any Preemptive Rights Holder elects to purchase Covered Securities pursuant to this Section 4.8, the closing of the applicable Preemptive Rights Offer shall be consummated concurrently with the respective issuance of Covered Securities to the other purchasers in such offering; provided, that at the election of the Company, the closing of the sale to the Preemptive Rights Holders may be delayed to the extent necessary to comply with the provisions of Section 4.8(d).

(g) Any Covered Security proposed to be issued and not purchased by any Preemptive Rights Holder pursuant to Section 4.8(e) may be sold by the Company to any other Person on terms and conditions that are no more favorable to such Person in any material respect than those specified in the Preemptive Rights Notice or any supplement thereto delivered to the Preemptive Rights Holders in accordance with the proviso to Section 4.8(d).

(h) In the event of a Company Preemptive Rights Transaction involving the sale of Covered Securities for consideration other than cash, then the consideration to be paid by the Preemptive Rights Holders exercising Preemptive Rights shall be determined (i) in accordance with Section 3.6 in the case of consideration consisting of Marketable Securities or

(ii) in the case of consideration other than Marketable Securities, the value of such consideration shall be determined by mutual agreement of the relevant Preemptive Rights Holder(s) and the Company; provided, that if the Preemptive Rights Holders and the Company cannot agree to such valuation within 10 business days of the date of the Preemptive Rights Notice (or, if the Preemptive Rights Notice did not specify the consideration to be paid in the Company Preemptive Rights Transaction, 10 business days from the date that notice of such consideration was actually given to the Preemptive Rights Holders), then (x) the Company and the Preemptive Rights Holders holding a majority of the Common Stock held by all Preemptive Rights Holders party to this Agreement shall engage a mutually acceptable investment banking firm or independent appraiser to determine the fair market value of the consideration. The determination of such firm or appraiser shall be final and binding upon the Preemptive Rights Holders and the Company. The costs and expenses incurred in connection with the determination made by the investment banking firm or independent appraiser shall be borne by the Company.

(i) At any closing held pursuant to this Section 4.8, the purchase price for the purchase for the relevant securities shall be paid in cash (by wire transfer of immediately available funds to an account specified in writing by the Company at least three (3) business days prior to the date of such closing) or by certified or official bank check.

Section 4.9 Termination of Tag-Along and Preemptive Rights. The provisions of this Article IV shall expire upon the occurrence of a Public Offering Event.

ARTICLE V.

REGISTRATION RIGHTS

Section 5.1 Definitions. For purposes of this Agreement:

(a) “Company Securities” means Other Securities sought to be included in a registration for the Company’s account.

(b) “Other Securities” means securities of the Company sought to be included in a registration other than Registrable Securities.

(c) “Public Offering Event” means the first date after which the Company has completed one or more public offerings of Common Stock in an aggregate offering amount of at least $50,000,000 or as a result of which at least fifteen percent (15%) of the outstanding Common Stock (after giving effect to such offerings) is publicly traded.

(d) “Registrable Securities” means shares of Capital Stock owned by the Stockholders.

(e) “Registration Expenses” means any and all expenses incident to performance of or compliance with any registration of securities pursuant to this Article V, including, without limitation, (i) the fees, disbursements and expenses of the Company’s counsel and accountants, including for special audits and comfort letters; (ii) all expenses, including filing fees, in connection with the preparation, printing and filing of the registration statement, any preliminary prospectus or final prospectus, any other offering document and amendments and supplements thereto and the mailing and delivering of copies thereof to any underwriters and dealers; (iii) the cost of printing or producing any underwriting agreements and blue sky or legal investment memoranda and any other documents in connection with the offering, sale or delivery of the securities to be disposed of; (iv) all expenses in connection with the qualification of the securities to be disposed of for offering and sale under state securities laws, including the fees and disbursements of counsel for the underwriters and the Selling Holders in connection with such qualification and in connection with any blue sky and legal investment surveys; (v) the filing fees incident to securing any required review by the National Association of Securities Dealers, Inc. (“NASD”) of the terms of the sale of the securities to be disposed of; (vi) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering; (vii) all security engraving and security printing expenses; (viii) all fees and expenses payable in connection with the listing of the securities on any securities exchange or automated interdealer quotation system or the rating of such securities; (ix) all expenses with respect to road shows that the Company is obligated to pay pursuant to Section 5.7(p); (x) the reasonable fees and expenses of one counsel for all Stockholders participating in the registration incurred in connection with any such registration, such counsel to be selected by the two Stockholders who have requested the largest number of shares of Common Stock to be included in the registration (or, if no shares of Common Stock are to be included in the registration, the largest number of other Registrable Securities); and (xi) any other fees and disbursements of underwriters customarily paid by the sellers of securities, but excluding underwriting discounts and commissions and transfer taxes, if any (which underwriting discounts and commissions and transfer taxes shall be borne by each participant in a particular offering and, if selling securities in such offering, the Company, pro rata in accordance with the total amount of securities sold in such offering by each such Person in accordance with Section 5.6).

(f) “Registration Party” means MW (or any Permitted Transferee) or any GEI Party.

(g) “Selling Holders” means, with respect to any registration statement, any Stockholder whose Registrable Securities are included therein.

(h) “Shelf Underwritten Offering” means an underwritten offering of Registrable Securities by a Selling Holder pursuant to a take-down from a Shelf Registration Statement in accordance with Section 5.4(e).

Section 5.2 Stockholder Demand Rights.

(a) Subject to the terms and conditions of this Agreement, upon written notice delivered by a Registration Party (a “Demand”) at any time requesting that the Company effect the registration (a “Demand Registration”) under the Securities Act of any or all of the Registrable Securities held by the Registration Parties, which Demand shall specify the number and type of such Registrable Securities to be registered and the intended method or methods of disposition of such Registrable Securities, the Company shall promptly give written notice of such Demand to all other Stockholders and other Persons who may have piggyback registration rights with respect to such Demand Registration and shall use its best efforts to effect the registration under the Securities Act and applicable state securities laws of (x) the Registrable Securities which the Company has been so requested to register by such Stockholders in the Demand, and (y) all other Registrable Securities which the Company has been requested to register by the holders thereof by written request given to the Company within thirty (30) days after the giving of such written notice by the Company (which request shall specify the intended method of disposition of such Registrable Securities), all to the extent requisite to permit the disposition (in accordance with such intended methods of disposition) of the Registrable Securities to be so registered. There shall be no limit to the number of occasions on which any Registration Party may make Demands, including with respect to requests for the filing of a Shelf Registration Statement; provided, that no Registration Party (other than MW or his Permitted Transferees) shall be entitled to make a Demand pursuant to this Section 5.2 unless such Registration Party, together with all other Registration Parties delivering the Demand, are requesting the registration of Capital Stock with an aggregate estimated market value of at least $25,000,000. In connection with the Transfer of Registrable Securities to any Person, a Registration Party may assign (i) the right to exercise one Demand pursuant to this Section 5.2(a) with respect to each $25,000,000 in fair market value of consideration received by such Registration Party in such Transfer and (y) the right to participate in any registration pursuant to the terms of Section 5.3; provided, that in no event shall any such transferee have the right to effect a Demand for a Shelf Registration Statement or require management of the Company to participate in any road show pursuant to Section 5.7(p) unless such transferee owns at least 15% of the outstanding Common Stock. In the event of any such assignment, references to the Registration Parties in this Section 5.2(a) and in Section 5.4(a) shall be deemed to refer to the relevant transferee, as appropriate. The relevant Registration Party shall give prompt written notice of any such assignment to the Company and the other Stockholders. Notwithstanding the foregoing, prior to the initial public offering of Capital Stock by the Company, no Demand by a Registration Party shall be effective, and the Company shall not be required to take the actions described in this Section 5.2(a) without the affirmative consent or approval of a majority of the Non-Management Directors.

(b) Initial Public Offering. Notwithstanding anything to the contrary in this Section 5.2, (x) no Registration Party (other than a GEI Party) may demand the registration of Junior Preferred Stock, Senior Preferred Stock or any other class of securities (other than Common Stock) pursuant to a Demand unless the relevant class of securities is, prior to delivery of the Demand, listed or traded on the New York Stock Exchange, AMEX or the Nasdaq National Market.

(c) Company Blackout Rights. With respect to any registration statement filed, or to be filed, pursuant to this Section 5.2, if (A) the Company determines in good faith that such registration would cause the Company to disclose material non-public information which disclosure (x) would be required to be made in any registration statement so that such registration statement would not be materially misleading, (y) would not be required to be made at such time but for the filing or effectiveness of such registration statement and (z) would be materially detrimental to the Company or would materially interfere with any material financing, acquisition, corporate reorganization or merger or other similar transaction involving the Company or any of its subsidiaries and that, as a result of such potential disclosure or interference, it is in the best interests of the Company to defer the filing or effectiveness of such registration statement at such time, and (B) the Company promptly furnishes to the Selling Holders a certificate signed by the chief executive officer of the Company to that effect, then the Company shall have the right to defer such filing or effectiveness for the period necessary, as determined by the Board of Directors of the Company in good faith, provided, that such deferral, together with any other deferral or suspension of the Company’s obligations under Section 5.2 or Section 5.4, shall not be effected for a period of more than ninety (90) days, in the aggregate, for all such deferrals or suspensions over any twelve-month period. The Company shall promptly notify the Selling Holders of the expiration of any period during which it exercised its rights under this Section 5.2(b). The Company agrees that, in the event it exercises its rights under this Section 5.2(b), it shall, as promptly as practicable following the expiration of the applicable deferral period, file or update and use its best efforts to cause the effectiveness of, as applicable, the applicable deferred registration statement.

(d) Fulfillment of Registration Obligations. Notwithstanding any other provision of this Agreement, a registration requested pursuant to this Section 5.2 shall not be deemed to have been effected (i) unless it has become effective, (ii) if after it has become effective such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason other than a misrepresentation or an omission by a Registration Party and, as a result thereof, the Registrable Securities requested to be registered cannot be completely distributed in accordance with the plan of distribution set forth in the related registration statement; provided, that if such registration is a shelf registration pursuant to Section 5.4, such registration shall be deemed to have been effected if such registration statement remains effective for the period specified in Section 5.4, (iii) if not a shelf registration and the registration does not contemplate an underwritten offering, if it does not remain effective for at least one hundred eighty (180) days (or such shorter period as will terminate when all securities covered by such registration statement have been sold or withdrawn); or if not a shelf registration and such registration statement contemplates an underwritten offering, if it does not remain effective for at least one hundred eighty (180) days plus such longer period as, in the opinion of counsel for the underwriter or underwriters, a prospectus is required by law to be delivered in connection with the sale of Registrable Securities by an underwriter or dealer or (iv) in the event of an underwritten offering, if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied or waived other than by reason of some wrongful act or omission by a Registration Party.

Section 5.3 Piggyback Registration Rights.

(a) In the event that the Company at any time proposes or is required to register any of its Capital Stock or any other securities under the Securities Act (including pursuant to Section 5.2 hereof), whether or not for sale for its own account, in a manner that would permit registration of Registrable Securities for sale for cash to the public under the Securities Act, subject to the last sentence of this Section 5.3(a), it shall at each such time give prompt written notice (the “Piggyback Notice”) to each Stockholder of its intention to do so, which Piggyback Notice shall specify the number and class or classes (or type or types) of Registrable Securities to be registered. Upon the written request of any Stockholder made within fifteen (15) business days after receipt of the Piggyback Notice by such Person (which request shall specify the number of Registrable Securities intended to be disposed of), subject to the other provisions of this Article V, the Company shall effect, in connection with the registration of such Capital Stock or other securities, the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register; provided, that in no event shall the Company be required to register pursuant to this Section 5.3 any securities of a class or type other than the classes or types described in the Piggyback Notice. Notwithstanding anything to the contrary contained in this Section 5.3, the Company shall not be required to effect any registration of Registrable Securities under this Section 5.3 incidental to the registration of any of its securities on Forms S-4 or S-8 (or any similar or successor form providing for the registration of securities in connection with mergers, acquisitions, exchange offers, subscription offers, dividend reinvestment plans or stock option or other executive or employee benefit or compensation plans) or any other form that would not be available for registration of Registrable Securities.

(b) Determination Not to Effect Registration. If at any time after giving such Piggyback Notice and prior to the effective date of the registration statement filed in connection with such registration the Company shall determine for any reason (including the withdrawal by any Stockholder exercising a Demand) not to register the securities originally intended to be included in such registration, the Company may, at its election, give written notice of such determination to the Selling Holders and thereupon the Company shall be relieved of its obligation to register such Registrable Securities in connection with the registration of securities originally intended to be included in such registration, without prejudice, however, to the right of a Registration Party immediately to request that such registration be effected as a registration under Section 5.2 (including a shelf registration under Section 5.4) to the extent permitted thereunder.

(c) Cutbacks in Company Offering. If the registration referred to in the first sentence of Section 5.3(a) is to be an underwritten registration on behalf of the Company, and the lead underwriter or managing underwriter advises the Company in writing (with a copy to each Selling Holder) that, in such firm’s good faith view, the number of Other Securities and Registrable Securities requested to be included in such registration exceeds the number which can be sold in such offering without being likely to have a significant adverse effect upon the price, timing or distribution of the offering and sale of the Other Securities and Registrable Securities then contemplated, the Company shall include in such registration:

(i) first, all Company Securities; and

(ii) second, Registrable Securities and Other Securities that are requested to be included in such registration pursuant to this Section 5.3 and the terms of any other registration rights agreement to which the Company is a party that can be sold without having the adverse effect referred to above, pro rata on the basis of the relative number of such Registrable Securities and Other Securities owned by the Persons seeking such registration.

(d) Cutbacks in Other Offerings. If the registration referred to in the first sentence of Section 5.3(a) is to be an underwritten registration other than on behalf of the Company, and the lead underwriter or managing underwriter advises the Selling Holders in writing (with a copy to the Company) that, in such firm’s good faith view, the number of Registrable Securities and Other Securities requested to be included in such registration exceeds the number which can be sold in such offering without being likely to have a significant adverse effect upon the price, timing or distribution of the offering and sale of the Registrable Securities and Other Securities then contemplated, the Company shall include in such registration:

(i) first, the Other Securities held by any holder thereof with a contractual right to include such Other Securities in such registration prior to any other Person; and

(ii) second, Registrable Securities and Other Securities (other than Company Securities) that are requested to be included in such registration pursuant to Section 5.2, this Section 5.3 and the terms of any other registration rights agreement to which the Company is a party that can be sold without having the adverse effect referred to above, pro rata on the basis of the relative number of such Registrable Securities and Other Securities owned by the Persons seeking such registration.

(e) Expiration. Notwithstanding any other provision of this Agreement, the right of any Stockholder to include securities of a particular class in a registration pursuant to this Section 5.3 shall expire at such time as all Registrable Securities of such class held by such Stockholder are eligible to be sold to the public pursuant to Rule 144 without limitation as a result of the volume restrictions set forth therein.

Section 5.4 Shelf Registration. (a) General; Duration. Any Registration Party shall have the right at any time, and from time to time, to request, in connection with delivery of a Demand Notice, that the Company prepare and file with the Commission a “shelf” registration statement (the “Shelf Registration Statement”) on the appropriate form for an offering to be made, covering the Registrable Securities requested to be included therein, on a continuous or delayed basis pursuant to Rule 415 under the Securities Act (or any successor rule or similar provision then in effect) in the manner or manners designated by such Registration Party (including, without limitation, one or more underwritten offerings). Subject to Section 5.7(b), the Company shall use its best efforts to have the Shelf Registration Statement declared effective by the Commission as soon as practicable and to keep such Shelf Registration Statement continuously effective and free of material misstatements or omissions (including the preparation and filing of any amendments and supplements necessary for that purpose) until the earlier of (i) the date on which the Registration Party and all other Selling Holders have consummated the sale of all Registrable Securities registered under the Shelf Registration Statement or (ii) twelve months from the date the Shelf Registration Statement first became effective, subject to extension (A) pursuant to Section 5.4(b)(ii) or (B) for any period of time during which the offering of Registrable Securities pursuant to such Shelf Registration Statement is interfered with by a stop order, injunction or other order or requirement of the Commission or any other governmental agency or court.

(a) Company Blackout Rights.

(i) Prior to Effectiveness. With respect to any Shelf Registration Statement filed, or to be filed, pursuant to this Section 5.4, (x) if the Company determines in good faith that such registration would cause the Company to disclose material non-public information which disclosure (i) would be required to be made in any registration statement so that such registration statement would not be materially misleading, (ii) would not be required to be made at such time but for the filing or effectiveness of such registration statement and (iii) would be materially detrimental to the Company or would materially interfere with any material financing, acquisition, corporate reorganization or merger involving the Company and any of its subsidiaries and that, as a result of such potential disclosure or interference, it is in the best interests of the Company to defer the filing or effectiveness of such Shelf Registration Statement at such time, and (y) the Company promptly furnishes to the Registration Party and any other Persons participating in such registration a certificate signed by the chief executive officer of the Company to that effect, then the Company shall have the right to defer such filing or effectiveness, provided, that such deferral, together with any other deferral or suspension of its obligations under Section 5.2 or Section 5.4, shall not be effected for a period of more than ninety (90) days, in the aggregate, for all such deferrals or suspensions over any twelve-month period. The Company shall promptly notify the Selling Holders of the expiration of any period during which it exercised its rights under this Section 5.4(b)(i). The Company agrees that, in the event it exercises its rights under this Section 5.4(b)(i), it shall, as promptly as practicable following expiration of the applicable deferral period, file or update and use its best efforts to cause the effectiveness of, as applicable, the applicable deferred Shelf Registration Statement.

(ii) Following Effectiveness. Following effectiveness of any Shelf Registration Statement pursuant to this Section 5.4, (x) if the Company determines in good faith that the availability of the Shelf Registration Statement for use would cause the Company to disclose material non-public information which disclosure (i) would be required to be made in any registration statement so that such registration statement would not be materially misleading, (ii) would not be required to be made at such time but for the continued use of such registration statement and (iii) would be materially detrimental to the Company or would materially interfere with any material financing, acquisition, corporate reorganization or merger or other similar transaction involving the Company or any of its Subsidiaries and that, as a result of such potential disclosure or interference, it is in the best interests of the Company to suspend the use of such Shelf Registration Statement at such time, and (y) the Company promptly furnishes to the Registration Party and each other Person participating in such Shelf Registration Statement a certificate signed by the chief executive officer of the Company to that effect, then the Company shall have the right to suspend the use of such Shelf Registration Statement, provided, that such suspension, together with any other suspension or deferral of its obligations under Section 5.2 or Section 5.4, shall not be effected for a period of more than ninety (90) days, in the aggregate, for all such suspensions or deferrals over any twelve-month period. The Company agrees that, in the event it exercises its rights under this Section 5.4(b)(ii), it shall, as promptly as practicable following expiration of the applicable suspension period, update the suspended Shelf Registration Statement as may be necessary to permit the Selling Holders to resume use thereof in connection with the offer and sale of their Registrable Securities in accordance with applicable law. The minimum period of time during which the applicable Shelf Registration Statement must remain effective pursuant to Section 5.4(a) shall be extended by the number of days during the period from and including the date of delivery to the Selling Holders of the certificate contemplated by the first sentence of this Section 5.4(b)(ii) and ending on the date that the Company gives notice as provided herein that such suspension has ended.

(b) Supplements and Amendments. The Company agrees, if necessary, to supplement or amend the Shelf Registration Statement, as required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement or by the Securities Act or as otherwise required by this Agreement, and shall use its reasonable best efforts to have such supplements and amendments declared effective, if required, as soon as practicable after filing.

(c) Fulfillment of Registration Obligations. A registration will not be deemed to have been effected pursuant to a Shelf Registration Statement unless (x) the provisions of Section 5.2(c) and 5.4(a) are fulfilled with respect to such Shelf Registration Statement and (y) the Shelf Registration Statement with respect thereto has remained effective for the minimum period of time required by Section 5.4(a), as extended as provided in Section 5.4(a).

(d) Shelf Underwritten Offerings. At any time that a Shelf Registration Statement is effective, if a Registration Party delivers a notice to the Company (a “Shelf Underwriting Notice”) stating that it intends to effect a Shelf Underwritten Offering of all or part of its Registrable Securities included by it on the Shelf Registration Statement and stating the aggregate offering price and/or number of the Registrable Securities to be included in the Shelf Underwritten Offering, then the Company shall amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Underwritten Offering (taking into account the inclusion of Registrable Securities and Other Securities by any Stockholders or holders of Other Securities pursuant to this Section 5.4(e) or the terms of any other registration rights agreement to which the Company may be a party). In connection with any Shelf Underwritten Offering:

(i) the Company shall deliver a copy of the Shelf Underwriting Notice to all Stockholders and permit each such Stockholder to include its Registrable Securities on the Shelf Registration Statement in the Shelf Underwritten Offering if such Stockholder seeking to so include Registrable Securities notifies the Registration Party and the Company of such request, specifying the aggregate amount of Registrable Securities to be included, within five business days after receipt of the Shelf Underwriting Notice thereby; provided, that in no event shall the Company be required to include pursuant to this Section 5.4(e) any securities of a class or type other than the classes or types described in the Shelf Underwriting Notice; and

(ii) if the lead or managing underwriter of a proposed Shelf Underwritten Offering informs the Selling Holders in writing (with a copy to the Company) that, in its good faith view, the number of securities of such class requested to be included in such offering exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the offering and sale of the Registrable Securities and Other Securities to be sold in such offering, then (A) the number of Registrable Securities and Other Securities which will be included in the Shelf Underwritten Offering shall only be that number which, in the good faith opinion of such lead or managing underwriter, can be included without being likely to have a significant adverse effect on the price, timing or distribution of the offering and the sale of the Registrable Securities and Other Securities then contemplated, and (2) each Holder shall be entitled to include Registrable Securities or Other Securities in the Shelf Underwritten Offering in the manner set forth in Section 5.3(d) with respect to allocations in a requested registration.

Section 5.5 Selection of Underwriters. In the event that any registration pursuant to Section 5.2 shall involve, in whole or in part, an underwritten offering, the two Stockholders who have requested the largest number of shares of Common Stock to be included in the registration (or, if no shares of Common Stock are to be included in the registration, the largest number of other Registrable Securities) shall have the right to designate the underwriter or underwriters; provided, that selection of such underwriters shall be reasonably satisfactory to the Company.

Section 5.6 Withdrawal Rights; Expenses. (a) A Selling Holder may withdraw all or any part of its Registrable Securities from any registration (including a registration effected pursuant to Section 5.2) by giving written notice to the Company of its request to withdraw at any time. Except in the case of a withdrawal of Registrable Securities made within thirty (30) days of receipt by such Selling Holder of a certificate or notice from the Company that it will defer the filing or effectiveness of a registration statement pursuant to Section 5.2(b) or 5.4(b), the Company shall be entitled to reimbursement for any Commission registration fees incurred by the Company in connection with the registration of the Registrable Securities so withdrawn (unless such registration fees can be used in connection with the registration of other securities by the Company, including in connection with a future registration). In the case of a withdrawal prior to the effective date of a registration statement, any Registrable Securities so withdrawn shall be reallocated among the remaining participants in accordance with the applicable provisions of this Agreement.

(a) Except as provided herein, the Company shall pay all Registration Expenses with respect to a particular offering (or proposed offering). Except as provided herein each Selling Holder and the Company shall be responsible for its own fees and expenses of counsel and financial advisors and their internal administrative and similar costs, as well as their respective pro rata shares of underwriters’ commissions and discounts, which shall not constitute Registration Expenses.

Section 5.7 Registration and Qualification. If and whenever the Company is required to effect the registration of any Registrable Securities under the Securities Act as provided in this Article V, the Company shall as promptly as practicable:

(a) Registration Statement. Prepare and (as soon thereafter as practicable and in any event, no later than sixty (60) days after the end of the applicable period specified in Section 5.2(a)(ii) within which requests for registration may be given to the Company) file a registration statement under the Securities Act relating to the Registrable Securities to be offered and use its best efforts to cause such registration statement to become effective as promptly as practicable thereafter; furnish to the lead underwriter or underwriters, if any, and to the Selling Holders who have requested that Registrable Securities be covered by such registration statement, prior to the filing thereof with the Commission, a copy of the registration statement, and each amendment thereof, and a copy of any prospectus, and each amendment or supplement thereto (excluding amendments caused by the filing of a report under the Exchange Act), and shall use its reasonable best efforts to reflect in each such document, when so filed with the Commission, such comments as such Persons reasonably may on a timely basis propose;

(b) Amendments; Supplements. Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be (i) reasonably requested by any Selling Holder (to the extent such request relates to information relating to such Selling Holder), or (ii) necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities until the earlier of (A) such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition set forth in such registration statement and (B) if a shelf registration, the expiration of the applicable period specified in Section 5.4(a) and, if not a shelf registration, the applicable period specified in Section 5.2(c)(iii); provided, that any such required period provided for in Section 5.4(a) or this 5.7(b) shall be extended for such number of days (x) during any period from and including the date any written notice contemplated by paragraph (f) below is given by the Company until the date on which the Company delivers to the Selling Holders the supplement or amendment contemplated by paragraph (f) below or written notice that the use of the prospectus may be resumed, as the case may be, and (y) during which the offering of Registrable Securities pursuant to such registration statement is interfered with by any stop order, injunction or other order or requirement of the Commission or any other governmental agency or court or by actions taken by the Company pursuant to Section 5.4(b)(ii); provided, further, that the Company will have no obligation to a Selling Holder participating on a “piggyback” basis in a registration statement that has become effective to keep such registration statement effective for a period beyond one hundred twenty (120) days from the effective date of such registration statement.

(c) Copies. Furnish to the Selling Holders and to any underwriter of such Registrable Securities such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, such documents incorporated by reference in such registration statement or prospectus, and such other documents, as such Selling Holders or such underwriter may reasonably request, and upon request a copy of any and all transmittal letters or other correspondence to or received from, the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering;

(d) Blue Sky. Use its reasonable best efforts to register or qualify all Registrable Securities covered by such registration statement under the securities or blue sky laws of such U.S. jurisdictions as any Selling Holder or any underwriter of such Registrable Securities shall request, and use its reasonable best efforts to obtain all appropriate registrations, permits and consents in connection therewith, and do any and all other acts and things which may be necessary or advisable to enable the Selling Holders or any such underwriter to consummate the disposition in such jurisdictions of its Registrable Securities covered by such registration statement; provided that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any such jurisdiction wherein it is not so qualified or to consent to general service of process in any such jurisdiction;

(e) Delivery of Certain Documents. (i) Furnish to each Selling Holder and to any underwriter of such Registrable Securities an opinion of counsel for the Company (which opinion (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters, if any, or, in the case of a non-underwritten offering, to the Selling Holders) addressed to each Selling Holder and any underwriter of such Registrable Securities and dated the date of the closing under the underwriting agreement (if any) (or if such offering is not underwritten, dated the effective date of the applicable registration statement) covering the matters customarily covered in opinions requested in sales of securities or underwritten offerings, (ii) furnish to each Selling Holder and any underwriter of such Registrable Securities a “cold comfort” and “bring-down” letter addressed to each Selling Holder and any underwriter of such Registrable Securities and signed by the independent public accountants who have audited the financial statements of the Company included in such registration statement, in each such case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities and such other matters as any Selling Holder may reasonably request and, in the case of such accountants’ letter, with respect to events subsequent to the date of such financial statements and (iii) cause such authorized officers of the Company to execute customary certificates as may be requested by any Selling Holder or any underwriter of such Registrable Securities;

(f) Notification of Certain Events; Corrections. Promptly notify the Selling Holders and any underwriter of such Registrable Securities in writing (i) of the occurrence of any event as a result of which the registration statement or the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) of any request by the Commission or any other regulatory body or other body having jurisdiction for any amendment of or supplement to any registration statement or other document relating to such offering, and (iii) if for any other reason it shall be necessary to amend or supplement such registration statement or prospectus in order to comply with the Securities Act and, in any such case as promptly as reasonably practicable thereafter, prepare and file with the Commission an amendment or supplement to such registration statement or prospectus which will correct such statement or omission or effect such compliance;

(g) Notice of Effectiveness. Notify the Selling Holders and the lead underwriter or underwriters, if any, and (if requested) confirm such advice in writing, as promptly as reasonably practicable after notice thereof is received by the Company (i) when the applicable registration statement or any amendment thereto has been filed or becomes effective and when the applicable prospectus or any amendment or supplement thereto has been filed, (ii) of any written comments by the Commission, (iii) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or any order preventing or suspending the use of any preliminary or final prospectus or the initiation or threat of any proceedings for such purposes and (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threat of any proceeding for such purpose;

(h) Stop Orders. Use its reasonable best efforts to prevent the entry of, and use its best efforts to obtain as promptly as reasonably practicable the withdrawal of, any stop order with respect to the applicable registration statement or other order suspending the use of any preliminary or final prospectus;

(i) Plan of Distribution. Promptly incorporate in a prospectus supplement or post-effective amendment to the applicable registration statement such information as the lead underwriter or underwriters, if any, and the Selling Holders holding a majority of each class of Registrable Securities being sold agree (with respect to the relevant class) should be included therein relating to the plan of distribution with respect to such class of Registrable Securities; and make all required filings of such prospectus supplement or post-effective amendment as promptly as reasonably practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(j) Other Filings. Use its reasonable best efforts to cause the Registrable Securities covered by the applicable registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

(k) NASD Compliance. Cooperate with each Selling Holder and each underwriter or agent, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD;

(l) Shelf Amendments. Upon the request of any Selling Holder, promptly amend any Shelf Registration Statement or take such other action as may be necessary to de-register, remove or withdraw all or a portion of the Selling Holder’s Registrable Securities from a Shelf Registration Statement, as requested by such Selling Holder;

(m) Listing. Use its reasonable best efforts to cause all such Registrable Securities registered pursuant to such registration to be listed and remain on each securities exchange and automated interdealer quotation system on which identical securities issued by the Company are then listed;

(n) Transfer Agent; Registrar; CUSIP Number. Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of the applicable registration statement;

(o) Compliance; Earnings Statement. Otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to each Selling Holder, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of the applicable registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

(p) Road Shows. To the extent reasonably requested by the lead or managing underwriters in connection with an underwritten offering pursuant to Section 5.2 (including a Shelf Underwritten Offering pursuant to Section 5.4), send appropriate officers of the Company to attend any “road shows” scheduled in connection with any such underwritten offering, with all out-of-pocket costs and expenses incurred by the Company or such officers in connection with such attendance to be paid by the Company;

(q) Certificates. Unless the relevant securities are issued in book-entry form, furnish for delivery in connection with the closing of any offering of Registrable Securities pursuant to a registration effected pursuant to this Article V unlegended certificates representing ownership of the Registrable Securities being sold in such denominations as shall be requested by any Selling Holder or the underwriters of such Registrable Securities (it being understood that the Selling Holders will use their reasonable best efforts to arrange for delivery to the Depository Trust Company); and

(r) Best Efforts. Use its reasonable best efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby.

Section 5.8 Underwriting; Due Diligence. (a) If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a registration requested under this Article V, the Company shall enter into an underwriting agreement with such underwriters for such offering, which agreement will contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements generally with respect to secondary distributions to the extent relevant, including, without limitation, indemnification and contribution provisions substantially to the effect and to the extent provided in Section 5.9, and agreements as to the provision of opinions of counsel and accountants’ letters to the effect and to the extent provided in Section 5.7(e). The Selling Holders on whose behalf the Registrable Securities are to be distributed by such underwriters shall be parties to any such underwriting agreement, and the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters, shall also be made to and for the benefit of such Selling Holders and the conditions precedent to the obligations of such underwriters under such underwriting agreement shall also be conditions precedent to the obligations of such Selling Holders to the extent applicable. Subject to the following sentence, such underwriting agreement shall also contain such representations and warranties by such Selling Holders and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, when relevant. No Selling Holder shall be required in any such underwriting agreement or related documents to make any representations or warranties to or agreements with the Company or the underwriters other than customary representations, warranties or agreements regarding such Selling Holder’s title to Registrable Securities and any written information provided by the Selling Holder to the Company expressly for inclusion in the related registration statement.

(b) In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act pursuant to this Article V, the Company shall make available upon reasonable notice at reasonable times and for reasonable periods for inspection by each Selling Holder, by any managing underwriter or underwriters participating in any disposition to be effected pursuant to such registration statement, and by any attorney, accountant or other agent retained by any Selling Holder or any managing underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified the Company’s financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Selling Holders, managing underwriters, attorneys, accountants or agents in connection with such registration statement as shall be necessary to enable them to exercise their due diligence responsibility (subject to entry by each party referred to in this clause (b) into customary confidentiality agreements in a form reasonably acceptable to the Company);

(c) In the case of an underwritten offering requested by the Registration Parties pursuant to Section 5.2 or Section 5.4, the price, underwriting discount and other financial terms for the Registrable Securities of the related underwriting agreement shall be determined by the Selling Holders. In the case of any underwritten offering of securities by the Company pursuant to Section 5.3, such price, discount and other terms shall be determined by the Company, subject to the right of Selling Holders to withdraw their Registrable Securities from the registration pursuant to 5.3(b).

(d) Subject to Section 5.8(a), no Person may participate in an underwritten offering unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, underwriting agreement and other documents reasonably required under the terms of such underwriting arrangements.

Section 5.9 Indemnification and Contribution.

(a) Indemnification by the Company. In the case of each offering of Registrable Securities made pursuant to this Article V, the Company agrees to indemnify and hold harmless, to the extent permitted by law, each Selling Holder, each underwriter of Registrable Securities so offered and each Person, if any, who controls or is alleged to control (within the meaning set forth in the Securities Act) any of the foregoing Persons, the Affiliates of each of the foregoing, and the officers, directors, partners, employees and agents of each of the foregoing, against any and all losses, liabilities, costs (including reasonable attorney’s fees and disbursements), claims and damages, joint or several, to which they or any of them may become subject, under the Securities Act or otherwise, including any amount paid in settlement of any litigation commenced or threatened, insofar as such losses, liabilities, costs, claims and damages (or actions or proceedings in respect thereof, whether or not such indemnified Person is a party thereto) arise out of or are based upon any untrue statement by the Company or alleged untrue statement by the Company of a material fact contained in the registration statement (or in any preliminary, final or summary prospectus included therein) or in any offering memorandum or other offering document relating to the offering and sale of such Registrable Securities prepared by the Company or at its direction, or any amendment thereof or supplement thereto, or in any document incorporated by reference therein, or any omission by the Company or alleged omission by the Company to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading; provided, however, that the Company shall not be liable to any Person in any such case to the extent that any such loss, liability, cost, claim or damage arises out of or relates to any untrue statement or alleged untrue statement, or any omission, if such statement or omission shall have been made in reliance upon and in conformity with information relating to such Person furnished in writing to the Company by or on behalf of such Person expressly for inclusion in the registration statement (or in any preliminary, final or summary prospectus included therein), offering memorandum or other offering document, or any amendment thereof or supplement thereto. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Person and shall survive the transfer of such securities.

(b) Indemnification by Selling Holders. In the case of each offering made pursuant to this Agreement, each Selling Holder, by exercising its registration rights hereunder, agrees to indemnify and hold harmless, to the extent permitted by law, the Company, each other Selling Holder and each Person, if any, who controls or is alleged to control (within the meaning set forth in the Securities Act) any of the foregoing, any Affiliate of any of the foregoing, and the officers, directors, partners, employees and agents of each of the foregoing, against any and all losses, liabilities, costs (including reasonable attorney’s fees and disbursements), claims and damages to which they or any of them may become subject, under the Securities Act or otherwise, including any amount paid in settlement of any litigation commenced or threatened, insofar as such losses, liabilities, costs, claims and damages (or actions or proceedings in respect thereof, whether or not such indemnified Person is a party thereto) arise out of or are based upon any untrue statement made by such Selling Holder of a material fact contained in the registration statement (or in any preliminary, final or summary prospectus included therein) relating to the offering and sale of such Registrable Securities prepared by the Company or at its direction, or any amendment thereof or supplement thereto, or any omission by such Selling Holder of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading, but in each case only to the extent that such untrue statement of a material fact is contained in, or such material fact is omitted from, information relating to such Selling Holder furnished in writing to the Company by or on behalf of such Selling Holder expressly for inclusion in such registration statement (or in any preliminary, final or summary prospectus included therein), or any amendment thereof or supplement thereto. The liability of any Selling Holder hereunder shall be several and not joint and in no event shall the liability of any Selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Selling Holder under the sale of the Registrable Securities giving rise to such indemnification obligation.

(c) Indemnification Procedures. Each party entitled to indemnification under this Section 5.9 shall give notice to the party required to provide indemnification promptly after such indemnified party has actual knowledge that a claim is to be made against the indemnified party as to which indemnity may be sought, and shall permit the indemnifying party to assume the defense of such claim or litigation resulting therefrom and any related settlement and settlement negotiations, subject to the limitations on settlement set forth below; provided, that counsel for the indemnifying party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the indemnified party (whose approval shall not unreasonably be withheld), and the indemnified party may participate in such defense at such party’s expense; and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 5.9, except to the extent the indemnifying party is actually prejudiced by such failure to give notice.

Notwithstanding the foregoing, an indemnified party shall have the right to retain separate counsel, with the reasonable fees and expenses of such counsel being paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel or if the indemnifying party has failed to assume the defense of such action. No indemnified party shall enter into any settlement of any litigation commenced or threatened with respect to which indemnification is or may be sought without the prior written consent of the indemnifying party (such consent not to be unreasonably withheld). No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release, reasonably satisfactory to the indemnified party, from all liability in respect to such claim or litigation. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) Contribution. If the indemnification provided for in this Section 5.9 shall for any reason be unavailable (other than in accordance with its terms) to an indemnified party in respect of any loss, liability, cost, claim or damage referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, cost, claim or damage in such proportion as shall be appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other with respect to the statements or omissions which resulted in such loss, liability, cost, claim or damage as well as any other relevant equitable considerations. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the indemnifying party on the one hand or the indemnified party on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by an indemnified party as a result of the loss, cost, claim, damage or liability, or action in respect thereof, referred to above in this paragraph (d) shall be deemed to include, for purposes of this paragraph (d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything in this Section 5.9(d) to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 5.9(d) to contribute any amount in excess of the amount by which the net proceeds received by such indemnifying party from the sale of Registrable Securities in the offering to which the losses of the indemnified parties relate exceeds the amount of any damages which such indemnifying party has otherwise been required to pay by reason of such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.9(d) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in this Section.

(e) Indemnification/Contribution under State Law. Indemnification and contribution similar to that specified in the preceding paragraphs of this Section 5.9 (with appropriate modifications) shall be given by the Company and the Selling Holders and underwriters with respect to any required registration or other qualification of securities under any state law or regulation or governmental authority.

(f) Obligations Not Exclusive. The obligations of the parties under this Section 5.9 shall be in addition to any liability which any party may otherwise have to any other Person.

(g) Survival. For the avoidance of doubt, the provisions of this Section 5.9 shall survive any termination of this Agreement.

Section 5.10 Cooperation; Information by Selling Holder.

(a) It shall be a condition of each Selling Holder’s rights under this Article V that such Selling Holder cooperate with the Company by entering into any undertakings and taking such other action relating to the conduct of the proposed offering which the Company or the underwriters may reasonably request as being necessary to insure compliance with federal and state securities laws and the rules or other requirements of the NASD or which are otherwise customary and which the Company or the underwriters may reasonably request to effectuate the offering.

(b) Each Selling Holder shall furnish to the Company such information regarding such Selling Holder and the distribution proposed by such Selling Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Article V. The Company shall have the right to exclude from the registration any Selling Holder that does not comply with this Section 5.10.

(c) At such time as an underwriting agreement with respect to a particular underwriting is entered into, the terms of any such underwriting agreement shall govern with respect to the matters set forth therein to the extent inconsistent with this Article V; provided, however, that the indemnification provisions of such underwriting agreement as they relate to the Selling Holders are customary for registrations of the type then proposed and provide for indemnification by such Selling Holders only with respect to written information furnished by such Selling Holders.

Section 5.11 Rule 144 and Rule 145. Following a Public Offering Event, the Company shall use its best efforts to ensure that the conditions to the availability of Rule 144 and Rule 145 set forth in paragraph (c) of Rule 144 shall be satisfied. The Company agrees to use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act, at any time after it has become subject to such reporting requirements. Upon the request of any Stockholder for so long as such information is a necessary element of such Person’s ability to avail itself of Rule 144 or Rule 145, the Company will deliver to such Person (i) a written statement as to whether it has complied with such requirements and (ii) a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Person may reasonably request in availing itself of any rule or regulation of the Commission allowing such Person to sell any such securities without registration.

Section 5.12 Holdback Agreement. Each of the Company and each holder of Registrable Securities (whether or not such Registrable Securities are covered by a registration statement filed pursuant to Section 5.2 or 5.3 hereof) agrees, if requested (pursuant to a timely written notice) by the managing underwriter or underwriters in an underwritten offering, not to effect any public sale or distribution of any of the Registrable Securities, including a sale pursuant to Rule 144 (except as part of such underwritten offering), during the period beginning ten (10) days prior to, and ending ninety (90) days after, the closing date of the underwritten offering made pursuant to such registration statement. The foregoing provisions shall not apply to the Company or any other Person if such Person is prevented by applicable statute or regulation from entering into any such agreement; provided, however, that any such Person shall undertake not to effect any public sale or distribution of the class of securities covered by such registration statement (except as part of the underwritten offering) during such period unless it has provided sixty (60) days’ prior written notice of such sale or distribution to the managing underwriter.

Section 5.13 Suspension of Sales. Each Selling Holder participating in a registration agrees that, upon receipt of notice from the Company pursuant to Section 5.7(f), such Selling Holder will discontinue disposition of its Registrable Securities pursuant to such registration statement until receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.7(f), or until advised in writing by the Company that the use of the prospectus may be resumed, as the case may be, and, if so directed by the Company, such Selling Holder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities which are current at the time of the receipt of the notice of the event described in Section 5.7(f).

Section 5.14 Third Party Registration Rights. Nothing in this Agreement shall be deemed to prevent the Company from providing registration rights to any other Person on such terms as the Company deems desirable in its sole discretion; provided, that, so long as the GEI Parties collectively own at least 50% of the shares of Common Stock owned by them immediately following the effective time of the Merger, such registration rights are approved by a majority of the Non-Management Directors then in office.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

Section 6.1 Representations and Warranties. Each party hereto represents and warrants to each other party hereto as follows:

(a) If such party is not a natural Person, it is duly organized and validly existing and in good standing under the laws of the state or jurisdiction of its organization or formation.

(b) Such party has full power and authority to execute, deliver and perform this Agreement and the documents contemplated hereby. If such party is not a natural Person, the execution, delivery and performance of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by it and no other action on its part is necessary. This Agreement and the documents contemplated hereby to which such party is a party have been duly executed and delivered by such party and constitute the valid and binding obligation of such party enforceable against such party in accordance with their respective terms.

(c) The execution, delivery and performance of this Agreement by such party and the consummation of the transactions contemplated hereby will not (with or without giving of notice, the lapse of time, or both): (i) with respect to any party which is not a natural Person, violate or conflict with any of the provisions of its governing documents; (ii) conflict with, result in a breach of, or constitute a default under any applicable law, judgment, order, ordinance, decree, rule, regulation, or ruling of any court or governmental instrumentality applicable to such party; and (iii) conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any material agreement, instrument, license, or permit to which such party is a party or by which such party or any of its assets or properties may be bound.

ARTICLE VII.

NOTICES

All notices or other communications under this Agreement shall be given in writing and shall be deemed duly given and received on the third full business day following the day of the mailing thereof by registered or certified mail, on the first business day following delivery by recognized overnight courier services or when delivered personally or sent by facsimile transmission (with receipt confirmed) as follows:

(i) if to the Company, at its principal executive offices at the time of the giving of such notice, or at such other place as the Company shall have designated by notice as herein provided to the Stockholders, Attention: Chief Executive Officer;

(ii) if to MW, at his address as it appears on the signature page hereto with a copy to:

O’Melveny & Myers LLP

1999 Avenue of the Stars, Suite 700

Los Angeles, CA 90067

Attention: Steven Grossman

Facsimile No.: 310-246-6779

or at such other place as MW shall have designated by notice as herein provided to the Company and the other Stockholders;

(iii) if to another Executive Stockholder, at the address of the Executive Stockholder as it appears on the signature page hereto or at such other place as the Executive Stockholder shall have designated by notice as herein provided to the Company and the other Stockholders;

(iv) if to any Stockholder other than an Executive Stockholder or GEI Party, at the address of such Stockholder as set forth in the stock records of the Company or at such other place as such Stockholder shall have designated by notice as herein provided to the Company and the other Stockholders; and

(v) if to any GEI Party, to:

Green Equity Investors IV, L.P.

11111 Santa Monica Boulevard, Suite 2000

Los Angeles, CA 90025

Attention: John M. Baumer

Facsimile No.: 310-954-0404

with a copy to:

Latham & Watkins LLP

885 Third Avenue, Suite 1000

New York, New York 10022

Attention: Howard A. Sobel, Esq.

Facsimile No.: 212-751-4864

or at such other place as GEI shall have designated by notice as herein provided to the Company and the other Stockholders.

ARTICLE VIII.

SPECIFIC PERFORMANCE

Due to the fact that the securities of the Company cannot be readily purchased or sold in the open market and for other reasons, the parties will be irreparably damaged in the event that this Agreement is not specifically enforced. In the event of a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any of the parties hereto, the other parties shall, in addition to all other remedies, be entitled (without any bond or other security being required) to a temporary and/or permanent injunction, without showing any actual damage or that monetary damages would not provide an adequate remedy, and/or a decree for specific performance, in accordance with the provisions hereof.

ARTICLE IX.

MISCELLANEOUS.

Section 9.1 Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified or amended except by a written agreement signed by the Company and each of the Stockholders from time to time party hereto; provided, however, that any of the provisions of this Agreement may be modified, amended or eliminated by agreement of the Company, MW (so long as he is entitled to nominate at least one member of the Board of Directors pursuant to Section 1.1(a)), GEI (so long as it is entitled to nominate at least one member of the Board of Directors pursuant to Section 1.1(b)) and a majority in interest (on the basis of the number of shares of Common Stock then owned) of all other Stockholders (including MW, if his consent or approval is not otherwise specifically required and/or the GEI Parties if GEI’s consent or approval is not otherwise specifically required), which agreement shall bind each Stockholder whether or not such Stockholder has agreed thereto; provided further, however, that any such modification, amendment, or elimination of provisions of this Agreement shall treat all similarly situated Stockholders in the same manner, unless any Stockholder not so treated consents to such amendment, modification or elimination of provisions. Anything in this Agreement to the contrary notwithstanding, any modification or amendment of this Agreement by a written agreement signed by, or binding upon, any Stockholder shall be valid and binding upon any and all persons or entities who may, at any time, have or claim any rights under or pursuant to this Agreement in respect of Capital Stock acquired from such Stockholder. Nothing in this Section 9.1 shall be deemed to limit the ability of MW or GEI to assign its rights hereunder in the manner contemplated hereby.

Section 9.2 No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. Anything in this Agreement to the contrary notwithstanding, any waiver, consent or other instrument under or pursuant to this Agreement signed by, or binding upon, any party shall be valid and binding upon any and all Persons who may, at any time, have or claim any rights under or pursuant to this Agreement in respect of Capital Stock acquired from such party.

Section 9.3 Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Company, the Stockholders and their respective successors and assigns; provided, however, that nothing contained herein shall be construed as granting to any party the right to transfer any Capital Stock except in accordance with this Agreement.

Section 9.4 Recapitalization, Exchanges, etc. Affecting Capital Stock. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (a) the Capital Stock and any option, right or warrant to acquire Capital Stock and (b) any and all shares of capital stock of the Company or any successor or assign of the Company (whether by stock split, stock dividend, merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for such Capital Stock by combination, recapitalization, reclassification, merger, consolidation or otherwise. In the event of any change in the capitalization of the Company as a result of any stock split, stock dividend or stock combination, the provisions of this Agreement shall be appropriately adjusted.

Section 9.5 Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

Section 9.6 Arbitration. Except as set forth in Article VIII, arbitration shall be the exclusive remedy for resolving any dispute or controversy between or among the Company, any of its subsidiaries and/or the Stockholders. Such arbitration shall be conducted in accordance with the then most applicable rules of the American Arbitration Association. The arbitrator shall be empowered to grant only such relief as would be available in a court of law. In the event of any conflict between this Agreement and the rules of the American Arbitration Association, the provisions of this Agreement shall be determinative. If the parties are unable to agree upon an arbitrator, they shall select a single arbitrator from a list including a number of arbitrators determined by multiplying the number of parties to the arbitration by two and adding one. The arbitrators shall be designated by the office of the American Arbitration Association having responsibility for the city in which the Company has its executive office, all of whom shall be retired judges who are actively involved in hearing private cases or members of the National Academy of Arbitrators. If the parties are unable to agree upon an arbitrator from such list, they shall each strike names alternatively from the list, with the first to strike being determined by lot. After each party has used two strikes, the remaining name on the list shall be the arbitrator. The fees and expenses of the arbitrator shall initially be borne equally by the parties; provided, however, that each party shall initially be responsible for the fees and expenses of its own representatives and witnesses. If the parties cannot agree upon a location for the arbitration, the arbitrator shall determine the location. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. The prevailing party in the arbitration proceeding, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled to the extent provided by law to reimbursement from the other party for all of the prevailing party’s costs (including, but not limited to, the arbitrator’s compensation), expenses and reasonable attorneys’ fees.

Section 9.7 Litigation Expenses. Should any party to this Agreement be required to commence any litigation concerning any provision of this Agreement or the rights and duties of the parties hereunder, the prevailing party in such proceeding shall be entitled, in addition to such other relief as may be granted, to the reasonable attorneys’ fees and court costs incurred by reason of such litigation.

Section 9.8 Headings; Interpretation. The Article and Section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections. Words in the singular shall be read and construed as though in the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply.

Section 9.9 Business Day. For purposes of this Agreement, “business day” means any day other than Saturday, Sunday or a day on which banks in are authorized by law to be closed in New York, NY or Portland, OR. In the event any deadline for the taking of any action or delivery of any notice hereunder falls on a day which is not a business day, then such deadline shall be deemed to be extended until 5:00 p.m. New York City time on the next business day.

Section 9.10 Further Actions. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

Section 9.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

Section 9.12 Jurisdiction. The Company and the Stockholders hereby irrevocably and unconditionally consent to the jurisdiction of any Delaware court or federal court of the United States sitting in the State of Delaware in any action or proceeding relating to this Agreement and consents to service of process in connection therewith by the delivery of notice to such Person’s address at the address for notices to such Person pursuant to this Agreement.

Section 9.13 Governing Law. This Agreement will be governed by and construed under the internal laws of the State of Delaware (without regard to principles of conflicts of laws).

Section 9.14 Spouse. Each Stockholder who is an individual represents, severally and not jointly, that, if such Stockholder is married and resides in a community property state, his or her spouse has signed the Acknowledgment and Agreement of Spouse at the end of this Agreement.

ARTICLE X.

CERTAIN DISTRIBUTIONS EXEMPT

Section 10.1 It is expressly understood and agreed that any GEI Party may, in connection with the expiration, dissolution or winding down of such GEI Party, distribute to its partners, members or other equity participants, in accordance with the terms of its limited partnership agreement, limited liability company agreement or other constituent documents, all or any part of the shares of the Company’s capital stock or other Company securities held by it (any such distribution, a “GEI Distribution”). Notwithstanding anything to the contrary contained in this Agreement, any GEI Distribution shall not constitute a “Transfer” for any purpose under this Agreement and shall be exempt in all respects from the terms and conditions of this Agreement. As an example, and without limiting the generality of the foregoing, it is expressly understood and agreed that a GEI Distribution shall not constitute a Tag-Along Sale. Further, it is also expressly understood and agreed that, following a GEI Distribution, (i) the shares of the Company’s capital stock or other Company securities distributed to the partners or equity participants of such GEI Party shall in no way be subject to, or entitled to the benefits provided in, this Agreement and (ii) any partner or equity participant of such GEI Party which receives shares of the Company’s capital stock or other Company securities pursuant to a GEI Distribution shall not be required or deemed to become a party to this Agreement or otherwise be subject to this Agreement.

ARTICLE XI.

JUNIOR PREFERRED STOCK PUT RIGHT

Section 11.1 MW Put Right

(a) At any time following the 138-month anniversary of the Merger and prior to the expiration date of the MW Options (as such expiration date may be extended), MW may deliver a notice (an “MW Put Notice”) to the Company of his intent to exercise some or all of the MW Options in accordance with the terms thereof on a date (the “Put Closing Date”) no earlier than the 45th day following delivery of such Notice together with a demand that, immediately following the exercise of such MW Options, the Company purchase from MW (or his Permitted Transferees) a number of shares of Junior Preferred Stock issued pursuant to the exercise of MW Options (the “MW Put Shares”) equal to the quotient of (x) the MW Tax Liability (as defined below) divided by (y) the Put Price. If MW delivers an MW Put Notice then the Company shall, on the Put Closing Date, purchase the MW Put Shares at the price per share determined in accordance with this Section 11.1(a); provided, that, with the consent of both MW and GEI, the Company may assign the right to purchase some or all of the MW Put Shares to any GEI Party. For purposes of this Agreement, (i) “MW Tax Liability” shall mean the aggregate U.S. federal and state income and employment taxes incurred, or expected to be incurred, by MW as a result of his actual exercise of the MW Options after the 141-month anniversary of the Merger, as determined by MW (unless a majority of the Non-Management Directors disagree, in which case the MW Tax Liability shall be determined by a nationally recognized accounting firm reasonably acceptable to MW and a majority of the Non-Management Directors) and (ii) “Put Price” shall mean the sum of the then-current liquidation preference per share of Junior Preferred Stock (as increased from time to time in accordance with the terms thereof) on the Put Closing Date and the amount of any accrued but unpaid dividends for the period from the last quarterly dividend date to, but excluding, the Put Closing Date to the extent not already reflected in the liquidation preference. The Company shall pay all reasonable, documented expenses of MW and the Company (including the reasonable fees and expenses of any accounting firm) in connection with the determination of the MW Tax Liability.

(b) In the event that (i) the Company does not assign the right to purchase any MW Put Shares to a GEI Party and (ii) the Company receives an MW Put Notice, then, at the election of GEI, the Company shall purchase from the GEI Parties up to a number of shares of Junior Preferred Stock (the “GEI Put Shares”) equal to the product of the aggregate number of shares of Junior Preferred Stock owned by the GEI Parties multiplied by the Put Fraction. For purposes of this Agreement, “Put Fraction” means the quotient of (A) the number of MW Put Shares divided by (B) the number of shares of Junior Preferred Stock owned by MW and his Permitted Transferees (including the number of shares of Junior Preferred Stock issuable upon exercise of the MW Options) as of the date of the MW Put Notice. If GEI desires to exercise the right to require the Company to purchase shares of Junior Preferred Stock pursuant to this Section 11.1(b), then it shall deliver a notice (a “GEI Put Notice” and, together with the MW Put Notice, the “Put Notices”) to the Company and MW within 10 business days setting forth (i) the GEI Parties desiring to sell shares of Junior Preferred Stock to the Company, (ii) the number of shares of Junior Preferred Stock to be sold by each such GEI Party (not to exceed, in the aggregate, the number of GEI Put Shares).

(c) A Put Notice shall, subject to Section 11.2, constitute the delivering party’s binding agreement to sell the Junior Preferred Stock specified therein to the Company at the price equal to the liquidation preference per share of Junior Preferred Stock (as determined in accordance with the terms thereof) on the Put Closing Date.

Section 11.2 Priority; Loan.

(a) If, as a result of the provisions of any indenture or credit agreement by which the Company or any Subsidiary is bound (or for any other reason), the Company is unable to acquire all of the MW Put Shares and GEI Put Shares, then the Company shall purchase (i) first, the maximum number of MW Put Shares it is able to purchase without causing an event of default (or an event which with notice, lapse of time, or both would constitute an event of default) under any such indenture or credit agreement or a breach of any material contract to which the Company or any Subsidiary is party or by which their respective assets are bound (a “Default”), and (ii) second, the maximum number of GEI Put Shares the Company is able to purchase without causing a Default.

(b) The Company shall promptly notify MW (in no event later than the 30th day following delivery of the MW Put Notice), if (i) it shall be unable to purchase all of the MW Put Shares on the Put Closing Date and/or (ii) it is shall be unable to make the Tax Loan (as hereinafter defined) on the Put Closing Date. In the event the Company is unable to purchase all of the MW Put Shares (and the Company does not assign the right to acquire such shares, or the balance of such shares, to a GEI Party as contemplated by Section 11.1), then the Company shall lend MW an amount (the “Tax Loan”) equal to the difference between the MW Tax Liability and the aggregate proceeds received by MW as a result of the purchase of such portion of the MW Put Shares actually purchased by the Company. If for any reason the Company is unable to make the Tax Loan provided for in the proceeding sentence, then the term of the MW Options shall be automatically extended pursuant to the terms thereof until the 60th day following the earlier of (x) such date as the Company is able to purchase a number of MW Put Shares sufficient to satisfy the MW Tax Liability and (y) the date the Company is able to make the Tax Loan. The Company shall promptly notify MW of the occurrence of either of the events described in clause (x) or (y) of the preceding sentence and the 60-day period set forth therein shall not commence until MW shall have received such notice.

(c) The Tax Loan shall be evidenced by a promissory note in customary form, shall be interest-free and, subject to the following sentence, shall become due and payable immediately upon the receipt by MW (or his Permitted Transferees) of cash proceeds or Marketable Securities upon the Transfer of Capital Stock, including in connection with any Drag-Along Sale (net of taxes and expenses). In the event such net cash proceeds (or the fair market value of such Marketable Securities) is insufficient to repay the entire Tax Loan, then only such portion of the Tax Loan equal to the amount of such net cash proceeds and the fair market value of such Marketable Securities shall become due and payable and the balance shall become due and payable upon the receipt by MW (or his Permitted Transferees) of further net cash proceeds or Marketable Securities upon the Transfer of Capital Stock and so on until the entire Tax Loan has been repaid. The terms of the Tax Loan shall provide that if MW (or his Permitted Transferees) receive Marketable Securities in connection with any such Transfer, MW (or his Permitted Transferees) may satisfy his or their obligation under the Tax Loan by delivering Marketable Securities, which shall be valued in accordance with Section 3.6 as of the date prior to the date such Marketable Securities are delivered to the Company; provided, that if such Marketable Securities were received by MW (or his Permitted Transferee) (x) in a transaction covered by Article III, then the valuation of such Marketable Securities shall be equal to the previously determined value thereof as of the date prior to the date of the Transfer Notice or (y) in a transaction covered by Article IV hereof, the valuation of such Marketable Securities shall be determined as of the date prior to the date of the Tag-Along Sale Notice.

Section 11.3 Closing. At the closing of the transactions contemplated by this Article XI, each Stockholder participating therein shall either (a) deliver certificates representing the appropriate number of shares of Junior Preferred Stock owned by such Stockholder, duly endorsed for transfer with signatures guaranteed, to the Company, in each case against delivery of the purchase price for such shares or (b) authorize the Company (or the Company’s transfer agent, if any) to record in the Company’s books and records the transfer of the appropriate number of shares of Junior Preferred Stock which is not represented by one or more certificates. In addition, each such Stockholder shall take all reasonable action as the Company shall reasonably request as necessary to vest in the Company all such Junior Preferred Stock, whether in certificated or uncertificated form, free and clear of all liens, charges and encumbrances of any kind.

Section 11.4 Revaluation of Assets and Liabilities. If at any time following receipt of an MW Put Notice the Company would not be able to acquire any portion of the MW Put Shares as a result of the payment therefore not being permitted under applicable law and the revaluation of the assets and liabilities of the Company (and/or any of its Subsidiaries) in accordance with applicable law, would enable the Company to make such payment, then the Company shall take such actions as are required to revalue its assets and liabilities and/or cause its Subsidiaries to revalue their assets and liabilities.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date written above.

CARSO HOLDINGS CORPORATION

By:
Name:
Title:

GREEN EQUITY INVESTORS IV, L.P.

By:	GEI Capital IV, LLC, its general partner

By:
Name:
Title:	Member

CO-INVESTMENT LLC

By:	Leonard Green & Partners, L.P., its manager

	By:	LGP Management, Inc.,
its general partner

By:
Name:
Title:

By:
Name:	Mark J. Wattles
1186 MacDonald Ranch Drive
Las Vegas, NV 89012

[INSERT ADDITIONAL SIGNATURE BLOCKS]

S-1

Acknowledgment and Agreement of Spouse

The undersigned, being the spouse of                     , hereby agrees to be bound by the provisions of this Agreement.

By:
Name: